AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON *

                              REGISTRATION NO. 333-

  -------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              -----------------------

                       Sixth Business Service Group, Inc.
             (Exact name of registrant as specified in its charter)

---------------------  --------------------- ----------------------------------

        Florida              6770                        Applied For

---------------------  --------------------- ----------------------------------

    State or other      PRIMARY STANDARD     I.R.S. Employer Identification No.
    jurisdiction of     INDUSTRIAL
    incorporation or    CLASSIFICATION
    organization          CODE NUMBER

---------------------  ---------------------  ----------------------------------


                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               Michael T. Williams
                                    PRESIDENT
                       Sixth Business Service Group, Inc.
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]

=============================================================================

                         CALCULATION OF REGISTRATION FEE

========================= ==================== ======================== ========================= ====================
 Title of each class of                                                     Proposed maximum
    securities to be                              Proposed maximum      aggregate offering price
       registered            Amount to be      offering price per unit                                 Amount of
                              registered                                                           registration fee
========================= ==================== ======================== ========================= ====================
Common Stock, $0.01 per
    share par value            9,790,000                 N/A                 $8,138,744 (2)          $2,320.56 (3)
========================= ==================== ======================== ========================= ====================

(1) The maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Telesource, Inc. pursuant to the merger described herein.

(2) The registration fee has been calculated pursuant to Rule 457(f)(2). As of September 30, 1999, Telesource had retained earnings of $7,216,009. The book value of the shares to be registered is $8,138,744. In addition, Telesource's common stock has a par value of $0.01 per share. Accordingly, the maximum offering price has been determined to be the book value of the securities to be registered.

(3) This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .0278 of one percent of $8,138,744.

=============================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

===============================================================================

                          TELESOURCE INTERNATIONAL INC.

                     INFORMATION STATEMENT FOR SHAREHOLDERS

                       SIXTH BUSINESS SERVICE GROUP, INC.

                                   PROSPECTUS

     The board of directors of Telesource International Inc. has unanimously approved a merger between Telesource and Sixth Business Service Group, Inc. Sixth Business Service Group has committed to file to have its stock quoted on the over-the-counter bulletin board of the Nasdaq Stock Market Inc., under the symbol "**** symbol." Because Sixth Business Service Group is a company whose securities will be quoted on the bulletin board, the Telesource board believes that the merger will

o Increase the visibility of Telesource's business, which could be helpful in further developing and commercializing Telesource's products.

o        Facilitate Telesource's ability to raise capital in the public markets

o Potentially improve Telesource's shareholders' ability to sell their shares in the over-the-counter market.

     Your board of directors has determined that the merger is fair to you and in your best interests. In addition, shareholders owning _____% of your common stock have executed a written consent voting to approve the merger. No further consent of you or any of the shareholders of Telesource is necessary to approve the merger under the laws of the state of Delaware.

     The merger will close as soon as practicable after the SEC declares this Information Statement/Prospectus effective. When the merger is completed, you will receive one share of Sixth Business Service Group common stock for each share of Telesource common stock that you own.

     Sixth Business Service Group was formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

     The total number of shares of common stock that Sixth Business Service Group will issue to all of the Telesource shareholders in the merger is 9,790,000. This number will represent 97.9% of the outstanding Sixth Business Service Group common stock after the merger. All Telesource shareholders other than Sayed Hamid Behbehani & Sons Co. W.L.L. ("SHBC") and affiliates currently own 36.61% of Telesource stock and will own 36.61% of Sixth Business common stock after the merger as a result of SHBC's agreement to absorb all dilution in connection with the merger. SHBC, including beneficially owned stock, will own 6,129,000 shares of Sixth Business common stock, or 61.3% of all Sixth Business stock outstanding, after the merger is completed.

     Following the merger, the surviving company will continue to file reports with the SEC as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

     The proposed merger is a very complex transaction with a number of risks and uncertainties associated with it. This document provides you with detailed information about the proposed merger. We strongly urge you to read and consider carefully this document in its entirety, especially the matters referred to under "risk factors"` beginning on page 10.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Sixth Business Service Group common stock to be issued in the merger or indicated if this information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this information statement/prospectus is _____________, and it is first being mailed to Telesource shareholders on or about *date mailed.

Cautionary Statement

     This registration statement on Form S-4 contains "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995, in order to provide investors with prospective information about the Company. For this purpose, any statements which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors which could cause the Company's actual results and events to differ materially from those indicated by the forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results".

Other Information for Telesource Stockholders:

o The prospectus incorporates important business and financial information that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. Send your request to:

                           Bud Curley
                           Telesource International
                           860 Parkview Blvd.
                           Lombard, IL 60148
                           630-620-4787 x222
                           financial@telesource.org

o Do not send in your Telesource stock certificates now. If the merger is completed, we will send you written instructions for exchanging your share articles.

o The merger has been structured as a tax-free reorganization. The tax basis in your Telesource common stock will carryover and become the tax basis in your new shares of Sixth Business Service Group common stock.

o Like Telesource, Sixth Business Service Group has never paid any dividends.

o If you have any questions about the merger, please call Nidal Zayed with Telesource International at 630-620-4787 x240 or Bud Curley at 630-620-4787 or x222.

Dealer prospectus delivery obligation

     Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.


                                     SUMMARY

     This summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

     In the merger, Telesource's shareholders will merge shares with Sixth Business Service Group, and Sixth Business Service Group will be the surviving company.

     The merger agreement is attached as annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

The companies.

      Sixth Business Service Group
     2503 W. Gardner Ct.
     Tampa, FL  33611

     We were organized under the laws of the state of Florida in March 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

     Telesource International
     860 Parkview Blvd.
     Lombard, IL 60148

     Telesource was incorporated in Delaware in 1994. Telesource is an international engineering and construction company, which is in the business of constructing projects, which range from single family housing units to electrical power generation plants. In the Commonwealth of Mariana Islands we also operate a diesel fired electric power generation plant for the sale of electricity to the local power grid. Our facility in Lombard annually handles the procurement, export and shipping of several millions of dollars worth of U.S. fabricated products for use by our subsidiaries or for resale to customers outside of the mainland. Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC, a Kuwait-based civil, electrical and mechanical construction company.

     We conduct our operations primarily through subsidiaries. We currently have three subsidiaries. Our Mariana subsidiary, Telesource CNMI Inc., handles construction and management of our power facilities in the Common Wealth of Mariana Islands. Our second subsidiary, Commsource International Inc., is an international export company that facilitates the purchase of equipment fabricated in the U.S. Our branch offices in Guam, Telesource Pacifica and Pacifica Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there. Telesource has three main operating segments: construction services, trading activities and power generation. The power generation activities commenced in March 1999.

Telesource's reasons for the merger

o Increase the visibility of Telesource's business, which could be helpful in further developing and commercializing Telesource's products.

o        Facilitate Telesource's ability to raise capital in the public markets.

o Potentially improve Telesource's shareholders' ability to sell their shares in the over-the-counter market.


Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger.

     One hundred percent of Sixth Business Service Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning all of our common stock have executed a written consent voting to approve the merger. No further consent of you or any of the shareholders of Sixth Business Service Group is necessary to approve the merger under the laws of the state of Florida or Delaware.

     3.71% of Telesource's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning ***% of your common stock have executed a written consent voting to approve the merger. No further consent of you or any of the shareholders of Telesource is necessary to approve the merger under the laws of the state of Delaware.

No regulatory approval required.

     Neither Sixth Business Service Group nor Telesource is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Delaware, the filing with the Commission of the registration statement on Form S-4 registering the shares and this information statement/prospectus, and compliance with all applicable state securities laws regarding the offering and issuance of the shares.

Dissenters' rights

     Dissenters' rights of appraisal exist. See 23 for further information.

Federal income tax consequences.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Telesource and Sixth Business Service Group have structured the merger so that neither Telesource nor its shareholders should recognize gain or loss for federal income tax purposes as a result of the merger.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information of Telesource and Sixth Business Service Group has been derived from their respective historical financial statements, and should be read in conjunction with such financial statements and the notes , which are included in this information statement/prospectus.

Telesource SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial data for the nine months ended September 30, 1999 and 1998, and the two years ended December 31, 1998 and 1997 is derived from the Consolidated Financial Statements of the Company, of which only
December 1998 is audited. The data should be read in conjunction with the Consolidated Financial Statements and other financial information included elsewhere herein.

                                                        Nine Months Ended                  Twelve Months Ended
                                                          September 30,                       December 31,
                                                  ------------------------------    ----------------------------------
                                                      1999             1998             1998                1997
                                                  -------------    -------------    --------------     ---------------
Income Statement Data:  ($ in 000's)
   Construction revenues                              $ 14,980         $ 18,874          $ 26,289            $  3,561
   Other revenues                                        3,879            6,438             7,179               9,815
            Gross revenues                              18,859           25,312            33,468              13,376
   Construction costs                                   12,511           15,941            21,730               3,563
   Other costs                                           2,833            4,720             5,301               8,058
            Gross profits                                3,515            4,651             6,437               1,755
   Salaries and employee benefits                          426              286               387                 453
   Occupancy and expense                                   104              288               293                 305
   General and administrative expenses                     776              448               749                 347
   Permanent impairment of asset                             -                -               271                   -
            Operating income                             2,208            3,629             4,737                 651
   Other income (expense):
       Interest income                                   1,247                9                12                   -
       Interest expense                                  (181)             (26)              (39)                (37)
       Other income, net                                    18                -                 4                   6
             Total other income (expense)                1,084             (17)              (23)                (31)
   Income before taxes                                   3,293            3,611             4,714                 620
   Income tax expense                                      946              510               703                  26
   Net income (loss)                                     2,347            3,102             4,011                 594
Common Share Data:
   Net income per share                               $   0.23         $   0.31          $   0.40            $   0.06
   Book value                                         $   0.82         $   0.49          $   0.58            $   0.11
   Weighted average common shares
         outstanding (in 000s)                      10,000,000       10,000,000        10,000,000          10,000,000
   Period end shares outstanding (in 000s)          10,000,000       10,000,000        10,000,000          10,000,000
Balance Sheet Data:
   Total assets                                       $ 39,346         $ 21,482         $  25,596            $  9,422
   Working capital                                       (595)         (12,577)             (799)             (5,875)
   Long-term obligations                                27,827              409            17,732                 278
   Shareholders' equity                                  8,163            4,908             5,817               1,106
   Performance Data:
   Return (loss) on total assets                          8.0%            19.3%             15.7%                6.3%
   Return (loss) on shareholders' equity                 38.3%            84.3%             69.0%               53.7%
Capital Ratios:
   Current ratio                                         82.3%            22.2%             61.0%               26.9%
   Efficiency ratio                                      37.2%            22.0%             27.9%               62.9%
   Debt to equity ratio                                 340.9%           264.9%            300.1%              631.1%


Sixth Business Service Group SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial data for the nine months ended September 30, 1999 is derived from the Financial Statements of Sixth Business Service Group. Sixth Business Service Group was organized in March 1999 with all activity directed toward organizational efforts:

                                   September 30, 1999
                                   -------------------
                Total assets              $     0
                Total liabilities               0
                Equity                          0

                                   Nine Months Ended
                                   September 30, 1999
                                  --------------------

                Sales                           0
                Net loss                 $     79
                Net loss per share       $   0.00


UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF Telesource AND Sixth Business Service Group

     The merger of Telesource with Sixth Business Service Group will not result in any changes to the financial statements as presented for Telesource. Sixth Business Service Group is a public shell and the combination is treated as a transfer of shares for cash since the combination is not a business combination. Pro forma information is not presented since the combination is not a business combination.


COMPARATIVE PER SHARE DATA

                                                          September 30,        December 31,       December 31, 1997
                                                              1999                 1998
                                                        ------------------    ----------------    ------------------
                                                           (unaudited)                               (unaudited)

    Numerator - basic and diluted
       earnings per share
                   Net income before and after merger        $  2,346,714         $ 4,010,819           $   593,590
                                                         ==================    ================    ==================
    Denominator - Basic earnings per share
              Common stock outstanding before
                 and after merger                              10,000,000          10,000,000            10,000,000
                                                         ==================    ================    ==================

    Basic and diluted earnings per share before
       and after merger                                        $     0.23           $    0.40            $     0.06
                                                        ==================    ================    ==================



                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

     Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

     This Information statement/prospectus contains forward-looking statements that involve risks and uncertainties. Telesource's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in the following section and in Telesource's Management's Discussion and Analysis Of Financial Condition and Results of Operations and Telesource Business.

     The merger agreement contains a number of conditions that must be satisfied in order for the merger to take place. If these conditions aren't satisfied, the merger will not close and Telesource will have suffered a delay in reaching its objective of becoming a listed, trading company on the bulletin board.

The conditions include:

o The shareholders of Telesource must approve the merger and this condition has been satisfied;

o The holders of no more than 1% of the outstanding shares of common stock of Telesource shall have exercising dissenters' rights;

o The Securities and Exchange Commission must declare this registration statement effective;

o Sixth Business Service Group must have filed an application to have its stock quoted on the bulletin board; and

o Telesource and its counsel must have satisfactorily completed their due diligence review of Sixth Business Service Group

     Telesource will not to complete the merger if these conditions are not satisfied. Please understand that there is no guarantee that any of these conditions will be satisfied, or that the merger will occur in the time frame contemplated, or occur at all.

Telesource - Risks related to construction activities

     Our dependence on construction contracts for major projects will cause variations in our revenues and profits from quarter to quarter.

     Our quarterly operating results will depend on revenues from contracts for major projects. We can only undertake a certain number of such projects at any one time. If we finish one project and do not have another to start on, revenues within the quarter and possibly subsequent periods will be adversely affected. Management will take steps it deems appropriate to adjust spending in a timely manner in an effort to compensate for any unexpected revenue shortfalls, however, there can be no assurance that management will be able to lower spending to a level which will compensate for the loss of construction revenues. If customers cancel or defer existing contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods will be adversely affected.

     We may not be able to compete successfully because the number of competitors is increasing and some of our competitors are better known, multinational construction companies with greater financial and technical resources and better marketing abilities.

     The market for construction services is intensely competitive and rapidly changing. We compete directly with other firms that focus on providing general construction services as well as services for more sophisticated structures such as power plants and broadcasting facilities. Many of our competitors have well-established reputations for building residential and technical structures and have longer operating histories and significantly greater financial, technical, marketing, personnel and other resources than we have. We are subject to competition that is expected to intensify in the future. We cannot assure you that we will be able to compete successfully. Competitive factors could materially and adversely affect our business, financial condition and operating results.

     If we cannot obtain access to sufficient building raw materials, including, but not limited to, wood, steel and concrete, fabricators of technical subsystems and to third-party technical experts, sales of our construction services may decline and this would hurt our operating results.

     We rely on third-party suppliers for such raw materials as wood, steel and concrete; for fabrication of technical equipment subsystems such as diesel generations, antennas, towers and transmitters, and for providing technical expertise. If we fail to obtain what we need from these providers, our sales revenue might decrease. Our ability to obtain raw materials; fabrication services and technical assistance may be adversely impacted by a number of factors, including the following:

o Third-parties may increase the price of the raw materials, fabrication services or technical assistance they provide.
o Many third-party raw material suppliers, fabricators or technical expertise providers may decide not to provide us with raw materials, fabrication services or technical expertise.
o We have no long-term contracts with third party suppliers of raw materials, fabrication services or technical expertise providers,
o We anticipate that our third party contracts will be usually short term and will be cancelled if we do not fulfill our obligations.

     Failure by suppliers of raw material such as wood, steel or cement; fabricators of technical subsystems or software to be year 2000 complaint could adversely affect our operations. Because our evaluation of these issues is continuing, we cannot assure you that additional issues will not be discovered which could present a material risk of disruption to our operations.

     We would be harmed if there were any systems failures or interruptions in service resulting from the inability of our computing system or any of our existing third-party suppliers' systems to recognize the year 2000. We are highly dependent upon third-party suppliers for raw materials such as wood, steel and cement; for fabrication of technical subsystems and for software. These third-parties suppliers have generally advised us that their review of their operating systems indicate that their operating systems are or will be year 2000 compliant.

     With no warranty reserves to cover future warranty claims on commercial equipment we install or on the buildings we build, any claims which are not covered by our suppliers could adversely affect our financial performance.

     We offer warranties on our constructions services and power generating plants. These warranties are usually backed up by warranties from our vendors; however, we do not have any warranty reserves. Should we be required to cover the cost for repairs not covered by the warranties of our vendors or our major vendors warranty reserves are determined to be inadequate to cover future warranty claims, our financial performance could be adversely affected.

Telesource - Risks related to power generation activities

     If our power-generating asset fails to perform, our revenues and earnings would be adversely affected.

     We own a 10-year security interest and title in a diesel fired electric generating facility with a maximum power generation capacity of 30 Mw located on the island of Tinian, in the Commonwealth of Northern Mariana Islands, a U.S. possession. This facility from time to time may experience both scheduled and unscheduled shutdowns. Periodically, the facility will incur scheduled shutdowns in order to perform maintenance procedures to equipment that cannot be performed while the equipment is operating. Occasionally, the facility may also incur unscheduled shutdowns or may be required to operate at reduced capacity levels following the detection of equipment malfunctions, or following minimum generation orders received by the utility. During periods when the facility is shutdown or operating at reduced capacity levels, we may incur losses due to the loss of its operating revenues and/or due to additional costs which may be required to complete any maintenance procedures. It is not possible for us to predict the frequency of future unscheduled shutdowns or to predict the extent of maintenance which may be required during shutdowns related to equipment maintenance.

     We will depend on a single customer continuing to purchase electric power, which, if they fail to do so, would reduce our revenues and may result in losses.

     Since March 1999, we began deriving a portion of our revenues from the sale of electric power. Although our customers cannot reduce consumption quickly and without penalty as a result of minimum purchase requirements, if the customers default or purchases only the minimum, our business, results of operations and financial condition for that quarter and future periods could be adversely affected.

     Our insurance or reserves may be insufficient to cover future claims on our
power  generation  activities,   which  could  adversely  affect  our  financial
performance.

     Our power generation activities involve significant risks to us for environmental damage, equipment damage and failures, personal injury and fines and costs imposed by regulatory agencies. In the event a liability claim is made against us, or if there is an extended outage or equipment failure or damage at our power plant for which it is inadequately insured or subject to a coverage exclusion, and we are unable to defend such claim successfully or obtain indemnification or warranty recoveries, there may be a material adverse effect on the Company. The Company maintains general and excess liability, construction equipment, and workers' compensation insurance; all in amounts consistent with industry practices. Management believes its insurance programs are adequate.

     We need to expand in anticipation of what we anticipate will be increasing demand for our construction service.

     We will need to expand in anticipation of a growing user base and larger demand for our services. Expansion will require us to make significant up front expenditures for increasing our sales and marketing efforts and to hire and train additional project managers, engineers and facilities operators. Expansion must be completed without disruptions of existing operations.

Telesource - Other risks

     Certain risks in our international operations could interrupt the supply of our construction and power generation products and services

     Our international operations are subject to the inherent risks of doing business abroad. The loss of certain international suppliers and customers could harm our ability to deliver our construction services and power services on time and cause our sales to decline. Our financial performance could be materially adversely affected by many events and circumstances relating to our international operations, including:

o        Shipping delays and cancellations;
o        Increases in import duties and tariffs;
o        Foreign exchange rate fluctuations;
o        Changes in foreign laws and regulations; and
o        Political and economic instability.

     The Company is subject to government regulation by federal, state, and municipal agencies and authorities, including regulations concerning the operations of the Company's power generation plant and the protection of the environment.

     While compliance with applicable regulatory requirements has not adversely affected the Company's operations in the past relative to its competitive position within its industry sector, there can be no assurance that these requirements will not change and that compliance will not adversely affect the Company's operations. In addition, the aggregate materials operations of the Company require operating permits granted by governmental agencies. The Company believes that tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist.

     Our operating results could be effected if our agreement with SHBC, Inc. to purchase construction materials from us is terminated.

     Our subsidiary, Commsource International, is dependent on the sales of U.S. fabricated materials to SHBC. This customer accounted for most of Commsource International's sales in 1998. The sales of Commsource International to SHBC are expected to decline to a smaller percentage in 1999. The gross profit on sales for 1998 at Commsource was approximately 5.9%, while Commsource had a net loss for 1998 and 1997 of $195,791 and $73,444, respectively. The agreement with SHBC is short-term in nature and can be cancelled at will. The loss of purchases of U.S. fabricated materials by SHBC would have an adverse effect on the operating results of our subsidiary, Commsource International.

     The largest stockholder owns approximately 61% of the common stock outstanding after the merger, which may impact the ability of minority stockholders to influence our activities.

     The largest stockholder, SHBC, including beneficial owners of Telesource common stock, will be able to control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 61% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Telesource that might be beneficial to other stockholders.

     The price of our stock may fall if our insiders sell a large number of their shares.

     After the merger, we will have 10,000,000 shares of common stock outstanding, 9,790,000 of which are being issued under this registration statement. The remaining 210,000 shares owned by Sixth Business shareholders before the merger plus 6,392,000 of the shares being issued hereunder which are owned by officers, directors, control persons and affiliates plus 300,000 shares owned by persons receiving the 300,000 shares as compensation with this transaction are restricted securities as defined under Rule 144 of the Securities Act and may only be sold under the Rule or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that a person who has satisfied a one year holding period for the restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. However, because the 6,392,000 insider shares are being issued under this registration statement, the one-year holding period does not apply. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

     There has been no prior market for our common stock. If we don't get our stock listed for trading after the merger, we will not have satisfied the primary objective of the merger transaction.

     Prior to this offering, you could not buy or sell our common stock publicly. We may not be able to secure a market maker to file an application to have our stock listed for trading. Even if we do, an active public market for our common stock may not develop or be sustained after the offering.

     The price of our common stock may be volatile. You may not be able to sell your stock for more than you paid for it.

     The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

o        quarterly variations in operating results
o        changes in financial estimates by securities analysts
o        changes in market valuation of construction and electric power companies
o announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments
o        loss of a major customer
o        additions  or  departures  of key  personnel
o any shortfall in revenue or net income or any increase in losses from levels expected by analysts;
o        future   sales  of  common  stock  o  stock  market  price  and  volume fluctuations, which are particularly common among highly volatile securities of electric power companies.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

 .

     We may be subject to penny stock rules that may make it more difficult for you to sell your shares.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares immediately following the closing of the merger and listing of our stock are subject to subject to such penny stock rules, our shareholders will in all likelihood find it more difficult to sell their securities.


                                MERGER APPROVALS

Approval of the merger

     On November 3, 1999, Michael T. Williams as the sole member of our board of directors approved the merger proposal. All of our stockholders approved the merger proposal on the same date.

     On November 3, 1999, Telesource's board of directors unanimously approved the merger proposal. The majority of your stockholders approved the merger proposal on the same date.


                               MERGER TRANSACTIONS

     As of October 31, 1999, Telesource had 10,000,000 shares of common stock issued and outstanding. Before the merger occurs, SHBC will retire 210,000 shares of Telesource common stock by contributing it to Telesource. The retirement of 210,000 shares by SHBC will lower the number of shares outstanding to 9,790,000 shares at the time of the merger. The merger agreement provides that each outstanding share of Telesource common stock, other than dissenting shares, as defined later in this document, will be exchanged for one share of Sixth Business Service Group common stock. Immediately after the closing of the merger, the former holders of Telesource common stock will hold in the aggregate 9,790,000 shares, which includes the 300,000 shares being transferred as compensation for this transaction, of Sixth Business Service Group common stock, or 97.9% of the shares of Sixth Business Service Group common stock to be outstanding immediately after the closing of the merger. Calculated assuming the issuance of 9,790,000 shares of Sixth Business Service Group common stock to the Telesource shareholders in the merger.

     Sixth Business had 1,000,000 shares of its common stock issued and outstanding at October 31, 1999 to two shareholders, Michael T. Williams and Nidal Zayed. Michael T. Williams has agreed to sell 790,000 shares of the 890,000 shares he owns to Sixth Business for $1 prior to the closing of the merger. After the sale of Sixth Business shares by Mr. Williams to Sixth
Business, there will be 210,000 shares of Sixth Business common stock outstanding. None of the shares of Sixth Business Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of such shares not otherwise returned to us as provided in the merger agreement will be outstanding capital stock of Sixth Business Service Group after the closing of the merger.

     Upon completion of the merger, Sixth Business will issue 9,790,000 shares to the Telesource shareholders on a one-for-one basis. After the issuance of these shares, Sixth Business will have 10,000,000 shares of its common stock outstanding.

     The agreement provides that prior to or at the closing of the merger, Sixth Business Service Group will

o        Reincorporate in Delaware
o        Change its name to Telesource
o        Adopt  Telesource's articles and bylaws
o Elect, effective upon the effectiveness of the merger, a new board of directors to consist of Nidal Z. Zayed, K. J.
         Semikian, Weston Marsh, Max Engler, Jeff Adams and Ibrahim M. Ibrahim.

     The agreement provides that Telesource's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed shares of Sixth Business Service Group common stock as set forth in Delaware law.

     The merger will be consummated promptly after this information statement/prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Delaware. Thereafter, Telesource will be merged and Sixth Business Service Group, with the result that Telesource will cease to exist and Sixth Business Service Group will be the surviving corporation in the merger.

Fractional shares.

     As of the date of this information statement/prospectus, there were no fractional shares of Telesource's common stock outstanding. Because each outstanding share of Telesource's common stock will be entitled to receive one share of Sixth Business Service Group's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

     Sixth Business Service Group will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

     Upon closing of the merger, Sixth Business Service Group will seek to become listed on the over the counter bulletin board under the symbol "****". If and when listed, the Telesource's shareholders will hold shares of a publicly traded Delaware corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Sixth Business Service Group will be the same as those of Telesource prior to the merger, the rights of shareholders of Telesource will not change as a result of the merger.

Background of the merger

     In April, Mr. Mr. Nidal Zayed, Executive Vice President of Telesource contacted Venture Associates to inquire about the possibility of locating a company such as Sixth Business Service Group to acquire Telesource in order that Telesource could become an SEC reporting company and thereafter secure a listing on the over the counter bulletin board. Venture Associates referred Mr. Zayed to Longman & Associates, Inc., which was retained by Telesource in June 1999 for a fee of $90,000 plus 300,000 shares of Telesource common stock. The common stock to be paid to Longman & Associates, Inc. is to be paid by SHBC. In May, 1999, Longman & Associates retained Sixth Business to provide services necessary to accomplish Telesource's objectives for a fee of $55,000. In connection therewith, Mr. Michael T. Williams, Sixth Business Service Group's President, agreed to a salary of $55,000 to be paid by Longman and Associates and further agreed upon completion of the merger with Telesource to sell 900,000 of his shares of Sixth Business back to Sixth Business for aggregate consideration of $1.00. At the request of Mr. Zayed, in May 1999, Sixth Business sold Mr. Zayed 110,000 shares for aggregate consideration of $100. Thereafter, there were numerous telephone conversations between the companies relating to various aspects of the potential merger, including in-depth discussions concerning the steps that needed to be taken to close the merger.

     Following these discussions, representatives of Sixth Business Service Group and Telesource negotiated the remaining basic structure, terms and conditions of the merger. After having reached resolution on all open issues, a merger agreement was drafted and Telesource convened a special meeting of its board of directors at which the agreement of merger and the other transactions required by the merger agreement were discussed and reviewed. In connection with these discussions, SHBC agreed that prior to closing the merger, it will surrender 210,000 shares of Telesource common stock for retirement and will assume Telesource's obligation to transfer 300,000 shares as described above. The purpose of these actions is to reduce the number of shares of the surviving corporation to be outstanding after the merger to 10,000,000 and to have SHBC absorb the dilutive effect of the transaction in full. All Telesource shareholders other than SHBC and affiliates currently own 36.61% of Telesource stock and will own 36.61% of Sixth Business common stock after the merger as a result. Accordingly, no dilution will occur to any Telesource shareholder other than SHBC as a result of the merger. Thereafter, on November 3, 1999, the board of directors of Telesource unanimously adopted and approved the agreement of merger and the transactions required by the merger agreement.

     On November 3, 1999, Michael T. Williams, as the sole director of Sixth Business Service Group, approved the agreement of merger and the transactions required by the merger agreement. As of November 3, 1999, the agreement of merger was executed and delivered by each of the parties.

     Neither of the respective boards of Directors of Sixth Business Service Group or Telesource requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Sixth Business Service Group and its stockholders Telesource and its shareholders.

Reasons for the merger

     Sixth Business Service Group' reasons for the merger.

     In considering the merger, the Sixth Business Service Group board took note of the fact that a merger with Telesource would accomplish all of Sixth Business' business objectives. Accordingly, the Sixth Business Service Group board determined that the merger proposal was fair to, and in the best interests of, Sixth Business Service Group and the Sixth Business Service Group's stockholders.

     Telesource's reasons for the merger.

o Increase the visibility of Telesource's business, which could be helpful in further developing and commercializing Telesource's products.

o Facilitate Telesource's ability to raise capital in the public markets.

o Potentially improve Telesource's shareholders' ability to sell their shares in the over-the-counter market.

Interests of certain persons in the merger

     Upon the closing of the merger, the current directors and executive officers of Telesource will become the directors and executive officers of the surviving corporation. Mr. Nidal Zayed owns110,000 shares of Sixth Business.

Material Federal Income Tax Consequences

     The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of Telesource's common stock. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Telesource shareholders, as described herein.

     Telesource's shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks or insurance companies, are subject to the alternative minimum tax provisions of the code, are foreign persons, are tax-exempt entities, are taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to, concurrently with or after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act, whether or not such transactions are in connection with the merger. Accordingly, all shareholders are urged to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

     Neither Sixth Business Service Group nor Telesource has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. It is the opinion of Williams Law Group, P.A., counsel to Sixth Business Service Group, that the merger will constitute a reorganization under Section 368(a) of the code. The tax opinion is based on certain assumptions, as well as representations received from Telesource, Sixth Business Service Group and certain shareholders of Telesource and will be subject to the limitations discussed below. Of particular importance are the assumptions and representations relating to the continuity of interest requirement discussed below. Moreover, the tax opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent such descriptions relates to statements of law, it is correct in all material respects.

     Subject to the limitations and qualifications referred to herein, and as a result of the merger's qualifying as a reorganization, the following federal income tax consequences should, under currently applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Telesource common stock upon the receipt of Sixth Business Service Group common stock solely in merger for such Telesource common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of the Sixth Business Service Group common stock so received by Telesource shareholders in the merger will be the same as the aggregate tax basis of the Telesource common stock surrendered in merger therefore.

o The holding period of the Sixth Business Service Group common stock so received by each Telesource shareholder in the merger will include the period for which the Telesource common stock surrendered in merger therefore was considered to be held, provided that the Telesource common stock so surrendered is held as a capital asset at the closing of the merger.

     A holder of Telesource common stock who exercises dissenters' rights with respect to a share of Telesource common stock and receives a cash payment for such share generally should recognize capital gain or loss, if such share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code. A sale of shares under an exercise of dissenters' rights generally will not be so treated if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of capital stock of the Sixth Business Service Group, either actually or constructively within the meaning of Section 318 of the code, immediately after the merger.

     Neither Sixth Business Service Group nor Telesource will recognize gain solely as a result of the merger.

     Characterizing the merger as a reorganization is dependent on certain requirements. One key requirement is that there is a continuity of interest with respect to the business of Telesource . In order for the continuity of interest requirement to be met, shareholders of Telesource must not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their Telesource common stock in anticipation of the merger, plus the Sixth Business Service Group common stock received in the merger that the Telesource shareholders, as a group, would no longer have a significant equity interest in the Telesource business being conducted by the us after the merger .

     Telesource shareholders will generally be regarded as having a significant equity interest as long as the Sixth Business Service Group common stock received in the merger, in the aggregate, represents a substantial portion of the entire consideration received by the Telesource shareholders in the merger. This requirement is frequently referred to as the continuity of interest requirement. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization. The law is unclear as to what constitutes a significant equity interest or a substantial portion. The IRS ruling guidelines require eighty percent continuity, although such guidelines do not purport to represent the applicable substantive law. The continuity of interest certificates obtained from such shareholders contemplates that the eighty percent standard will be applied. If such requirement is not satisfied, the merger will not be treated as a reorganization.

     A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Telesource would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between
o The fair market value of all assets owned by Telesource less all liabilities owed by Telesource on the merger date
o Telesource shareholders would recognize gain or loss with respect to each share of Telesource common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the closing of the merger, of the Sixth Business Service Group common stock received in merger therefore.

     In such event, a shareholder's aggregate basis in the Sixth Business Service Group common stock so received would equal its fair market value and the shareholder's holding period for such stock would begin the day after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act is consummated.

     Even if the merger qualifies as a reorganization, a recipient of Sixth Business Service Group common stock would recognize income to the extent that, for example, any such shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Telesource common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Telesource shareholders were treated as receiving, directly or indirectly, consideration other than Sixth Business Service Group common stock in merger for such shareholder's common stock gain or loss would have to be recognized.

Termination.

     At any time prior to the Effective Date, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o             By mutual consent of Sixth Business Service Group and Telesource
o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
o By Telesource if the special meeting shall have been held and the merger agreement shall not have been adopted and approved at such meeting by the required vote
o By Telesource if Telesource reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

     The following summary of dissenters' rights under Delaware law is qualified in its entirety by reference to section 262, Delaware General Corporation Law.

     Pursuant to Section 262 of the Delaware General Corporation Law, the holder of record of any shares of Telesource common stock who does not vote such holder's shares in favor of adoption and approval of the merger may assert appraisal rights and elect to have the "fair value" of such holder's shares of Telesource common stock determined and paid to such holder, provided that such holder complies with the requirements of section 262, summarized below. All references to and summaries of the rights of the dissenting shareholders are qualified in their entirety by reference to the text of section 262 of the DGLC which is attached to this Information statement as Exhibit C.

     Any shareholder entitled to vote on the merger who desires that Telesource purchase shares of Telesource common stock held by such shareholder, must not vote in favor of adoption and approval of the merger. Shares of Telesource common stock voted in favor of adoption and approval of the merger will be disqualified as dissenting shares.

     Shareholders whose shares are not voted in favor of adoption and approval of the merger and who, in all other respects, follow the procedures specified in section 262 will be entitled to have their Telesource common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court. The procedures set forth in section 262 must be strictly complied with. Failure to follow any such procedures will result in a termination or waiver of appraisal rights under section 262.

     Under section 262, a holder of Telesource common stock may exercise appraisal rights as follows:

o Either before the effective date of the merger or consolidation or within ten days thereafter, Telesource shall notify each of the holders of any of its class or series of stock who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.

o Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

    (i) each corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

o For purposes of determining the stockholders entitled to receive either notice, each corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

o The written demand for appraisal must be made by or for the holder of record of shares of Telesource common stock. Accordingly, such demand must be executed by or for such shareholder of record, fully and correctly, as such stockholder's name appears on the stock certificates representing the shares. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

o A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

o Within 10 days after the closing of the merger, Telesource is required to, and will, notify each shareholder who has satisfied the foregoing conditions of the date on which the closing of the merger occurred and that appraisal rights are available with respect to shares for which a demand has been submitted. Within 120 days after the closing of the merger, Telesource, or any such shareholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under section 262, may file a petition in the court demanding a determination of the value of the shares held by all shareholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their shares. Shareholders of Telesource seeking to exercise appraisal rights should not assume that Telesource will file a petition with respect to the appraisal of the value of their shares or that Telesource will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such shareholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in section 262.

o Within 120 days after the date of the closing of the merger, any shareholder who has therefore complied with the applicable provisions of section 262 will be entitled, upon written request, to receive from Telesource a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal were received by Telesource, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by Telesource or within 10 days after expiration of the period for delivery of demands for appraisal, which ever is later.

o If a petition for an appraisal is timely filed, at the hearing on such petition the court will determine the shareholders of Telesource entitled to appraisal rights. After determining the shareholders entitled to an appraisal, the court will appraise the value of the shares of Telesource common stock owned by such shareholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the merger. The court will direct payment by Telesource of the fair value of such shares together with a fair rate of interest, if any, on such fair value to shareholders entitled thereto upon surrender to Telesource of stock certificates. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may, in its discretion, order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

o Although Telesource believes that the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and shareholders should recognize that such appraisal could result in a determination of a value higher or lower than, or the same as, the Conversion Value. Moreover, Telesource does not presently anticipate offering more than the Conversion Value to any shareholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of section 262, the "fair value" of a share of Telesource common stock is less than the Conversion Value. In determining the "fair value" of shares of Telesource common stock, the court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid for shares of Telesource common stock, including, without limitation, the market value of shares and the asset values and earning capacity of Telesource.

         In WEINBERGER V. UOP,  INC. ET AL., 457 A.2d 701,713 (Del.  1983),  the

         Delaware Supreme court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

o Any holder of shares of Telesource common stock who has demanded an appraisal in compliance with section 262 will not, after the closing of the merger, be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares (other than those payable to shareholders of record as of a date prior to the closing of the merger).

o If (i) no petition for an appraisal is filed within 120 days after the date of the closing of the merger or (ii) a holder of shares delivers to Telesource a written withdrawal of such holder's demand for an appraisal and an acceptance of the merger, either within 60 days after the closing of the merger or with the written approval of Telesource thereafter (which Telesource reserves the right to give or withhold, in its sole discretion), then the right of such shareholder to an appraisal will cease and such shareholder will remain a shareholder of Telesource. No appraisal proceeding in the court will be dismissed as to any shareholder without the approval of the court, which approval may be conditioned on such terms as the court deems just.

     It is a condition to Telesource' obligations to consummate the merger that the holders of no more than 1% of the outstanding shares of Telesource's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 1%, of the outstanding shares of Telesource's common Stock, and, as a consequence more than 1% of the shareholders of Telesource become entitled to exercise dissenters' rights, then Telesource will not be obligated to consummate the merger.

Accounting Treatment

     For  accounting  purposes,   the  merger  will  be  treated  as  a  reverse
acquisition with Telesource being treated as the acquiree for financial reporting purposes.

Merger Procedures

     Unless otherwise designated by a Telesource shareholder on the transmittal letter, certificates representing shares of Sixth Business Service Group common stock issued to Telesource shareholders will be issued and delivered to the tendering Telesource shareholder at the address on record with Telesource. In the event of a transfer of ownership of shares of Telesource common Stock represented by certificates that are not registered in the transfer records of Telesource, the shares may be issued to a transferee if such certificates are delivered to the Transfer Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Transfer Agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming such certificates to be lost, mislaid or destroyed, Such bond, security or indemnity as the surviving corporation and the merger agent may reasonably require
o Any other documents necessary to evidence and effect the bona fide merger, the merger agent shall issue to holder the shares into which the shares represented by such lost, stolen, mislaid or destroyed
o             Certificates have been converted.

     Neither Sixth Business Service Group, Telesource, nor the Transfer Agent is liable to a holder of Telesource's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Telesource's shareholders constitutes ratification of the appointment of the Transfer Agent.

     After the closing of the merger, holders of certificates will have no rights with respect to the shares of Telesource common stock represented thereby other than the right to surrender such certificates and receive in merger the shares of Sixth Business Service Group common stock to which such holders are entitled.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

     In Management's Discussion and Analysis we explain the general financial condition and results of operations for Telesource International and its business subsidiaries including:

o        what factors affect our business,
o what our earnings and costs were for the nine months ended September 30, 1999 and 1998, respectively, and for the twelve months ended December 31, 1998 and 1997, respectively,
o why those earnings and costs were different from the year before, o where our earnings came from, o how all of this affects our overall financial condition, o how our segments performed, o where cash will come from to pay for future capital expenditures.

     As you read Management's Discussion and Analysis, it may be helpful to refer to our Consolidated Statements of Income on page F-3, which present the results of our operations for 1998 and 1997. In Management's Discussion and Analysis, we analyze and explain the annual changes in the specific line items in the Consolidated Statements of Income. Our analysis may be important to you in making decisions about your investments in Telesource International.

     Telesource and Sixth Business have agreed to merge into a new company and for the surviving company to be named Telesource International, Inc. We plan to complete the merger as soon as we obtain all regulatory approvals. These matters are discussed in more detail beginning on page 5.

Overview of the Company

     Telesource is an international engineering and construction company, which has among its operations power generation and specialty construction services in the Commonwealth of Mariana Islands. We operate a diesel fired electric power generation plant for the sale of electricity to the local power grid. Our facility in Lombard, Illinois annually handles the procurement, export and shipping of several million dollars worth of U.S. fabricated products for use by our subsidiaries or for resale to customers outside of the mainland.

     Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC a Kuwait-based civil, electrical and mechanical construction company.
     We conduct our operations primarily through subsidiaries. We currently have three subsidiaries. Our Mariana subsidiary handles construction and management of our power facilities in the Commonwealth of Mariana Islands. Our second subsidiary, Commsource International located in Chicago, Illinois, is an international export company that facilitates the purchase of equipment fabricated in the U.S. Our branch offices in Guam, Telesource Pacifica and Pacifica Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there.
     Telesource has three main operating segments: construction services, trading activities and power generation. The power generation activities did not commence until March 1999.

         o Construction services. Our main lines of construction services cover the range from single-family housing to power generation plants. We are now working on expanding the business by taking advantage of opportunities to increase market share in existing geographic areas and to expand geographic service areas in our core lines of business. We are currently one of the largest construction contractors in the Commonwealth of Northern Mariana Islands.

         o        Power  generation  and sale. We have contracts to generate and
                  provide   wholesale   electrical  power  to  local  government
                  agencies, which is then distributed on their power grids.

     In March 1999, Telesource began generating power for resale at its power generation plant, and this activity generated $138,938 in operating revenues since March 1999 or less than 1% of the combined gross revenues for Telesource. Prior to 1999, Telesource had not established this segment and therefore financial data is presented only for the nine months ended September 30, 1999.

For September 30, 1999 and December 31, 1998 and 1997, Telesource was involved in two other lines of business, construction and trading of U.S. fabricated products. There were no material amounts of transfers between lines of business. Any intersegment sales have been eliminated. The following table sets forth certain segment information for the periods indicated:

                                                    Power
                                                 Generation      Construction         Trading             Total
                                                 ------------    --------------     -------------    ----------------

September 30, 1999:
      Gross revenues                               $ 138,938      $ 15,612,564       $ 3,107,159        $ 18,858,661
      Costs and expenses                                   -        12,511,007         2,833,013          15,344,020
            Gross profit                             138,938         3,101,557           274,146           3,514,641
      Expenses                                       191,343           627,432           487,378           1,306,153
      Operating profit (loss)                       (52,405)         2,474,125         (213,232)           2,208,488
      Other income (expense)                         868,085           214,322             2,239           1,084,646
      Net income (loss)                              607,788         1,949,919         (210,993)           2,346,714

      Current assets                               1,297,793         1,165,505           297,473           2,760,771
      Costs and estimated earnings in excess
          of billings                                      -        21,944,282                 -          21,944,282
      Notes receivable, net of current portion    11,606,762                 -                 -          11,606,762
      Total assets                                13,512,343        25,448,338           385,324          39,346,005
      Total liabilities                           13,000,000        17,573,782           608,989          31,182,771

1998:
      Gross revenues                                 $     -      $ 28,069,654       $ 5,398,553        $ 33,468,207
      Costs and expenses                                   -        21,931,964         5,099,326          27,031,290
            Gross profit                                   -         6,137,690           299,227           6,436,917
      Expenses                                             -           824,390           875,684           1,700,074
      Operating profit (loss)                              -         5,313,300         (576,457)           4,736,843
      Other income (expense)                               -          (35,682)            12,453            (23,229)
      Net income (loss)                                    -         4,574,823         (564,004)           4,010,819

      Current assets                                       -           925,732           322,178           1,247,910
      Costs and estimated earnings in excess
          of billings                                      -        22,502,747                 -          22,502,747
      Total assets                                         -        25,171,887           424,292          25,596,179
      Total liabilities                                    -        19,292,695           486,964          19,779,659

1997:
      Gross revenues                                 $     -       $ 4,805,669       $ 8,570,339        $ 13,376,008
      Costs and expenses                                   -         3,563,007         8,057,617          11,620,624
            Gross profit                                   -         1,242,662           512,722           1,755,384
      Expenses                                             -           467,159           637,469           1,104,628
      Operating profit (loss)                              -           775,503         (124,747)             650,756
      Other expense                                        -            30,697                 -              30,697
      Net income (loss)                                    -           718,337         (124,747)             593,590

      Current assets                                       -         2,090,403            72,374           2,162,777
      Costs and estimated earnings in excess
          of billings                                      -         5,187,997                 -           5,187,997
      Total assets                                         -         8,346,759         1,074,752           9,421,511
      Total liabilities                                    -         7,042,390         1,273,420          "8,315,810

     The Company's contracts are obtained primarily through competitive bidding in response to advertisements by federal, state and local agencies, and private parties. The Company's bidding activity is affected by such factors as backlog, current utilization of equipment and other resources, ability to obtain necessary surety bonds and competitive considerations. Bidding activity, backlog and revenue resulting from the award of new contracts to the Company may vary significantly from period to period.

     Revenue from construction contracts including construction joint ventures is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs) and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated. The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

     The construction industry and electric utility industry are undergoing rapid and substantial change. Competition is increasing. The regulatory environment is shifting. These matters are discussed briefly in the "Competition" and "Regulatory" sections on pages 46 and 47. Telesource International continuously evaluates these changes. Based on the evaluations, Telesource International refines its short and long-term business plans with the primary goal of protecting our security holders' investments and providing them with superior returns on their investment in Telesource International. As you read Management's Discussion and Analysis, many Telesource International initiatives to support our primary goal are mentioned. These include the proposed merger with Sixth Business and subsequent listing of Telesource International's stock on the Over The Counter system, designed to position us to remain competitive as the industry changes by giving us improved access to the capital markets.

Cautionary Statement

     This registration statement on Form S-4 contains "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995, in order to provide investors with prospective information about the Company. For this purpose, any statements which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors which could cause the Company's actual results and events to differ materially from those indicated by the forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results".

Results of Operations

Nine months ended September 30, 1999 compared to the nine months ended September 30, 1998

     Revenue. During the nine months ended September 30, 1999, revenue was $18,858,661 and decreased $6,452,816, or 25.5%, as compared to revenues of $25,311,477 for the same period in 1998. The construction of the power generation plant was completed on phase I in March 1999. The Company received a change order in December of 1998 to proceed with the construction of Phase II; however, the construction activities on phase II of the power generation plant were delayed as expected to allow for ordering and the delivery of the construction materials needed for phase II.

     Gross Profits. For the nine months ended September 30, 1999, gross profit was $3,514,641, a $1,136,403 decrease from $4,651,044 for the same period in 1998. As a percentage of revenue, gross profit increased for the nine months ended September 30, 1999 to 18.6% from 18.4% for the same period in 1998. The increased gross profit margin is attributed to the additional revenues from the power generation activities.

     Salaries and Employee Benefits. Salaries and employee benefits were $426,007 for the nine months ended September 30, 1999 as compared to $286,002 for the same period in 1998. The increase in salaries and employee benefits was a 49.0% increase and is attributed to additional staffing required for the operation and maintenance of the power generation plant along with the additional salary expense associated with the addition of one new executive officer.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses decreased to $103,881, or 64.0%, from $288,198 for the nine months ended September 30, 1999 and 1998, respectively. The decrease in occupancy and equipment expense is attributed to management's efforts to reduce costs in periods of reduced sales, rental income and service fees. The reductions in revenue generation resulted in reduced needs and subsequently, lower expenses.

     General and Administrative Expenses. General and administrative expenses include costs associated with the Company's estimating and bidding activities, and other administrative costs. General and administrative expenses increased from $448,042 to $776,265 for the nine months ended September 30, 1998 and 1999, respectively and increased to 4.1% of revenue, from 1.8% of gross revenue for the nine months ended September 30, 1999 and 1998, respectively. The increase is primarily due to the operational needs of the Company to prepare for phase II of the power generation plant along with the operation and maintenance of the power generation plant.

     Other Expense and Other Income. Other expense and other income, net, increased to a net other income of $1,084,646 for the nine months ended September 30, 1999 as compared to a net expense of $17,439 for the same period during 1998. The change is attributed to the recognition of interest income on the notes receivable in the amount of $1,048,865.

     Net Income. Net income for the nine months ended September 30, 1999 amounted to $2,346,714 or $0.23 per fully diluted share as compared to net income of $3,101,870 or $0.31 per fully diluted share for the same period in 1998. The decrease in net results during the first nine months of 1999 is attributable to the expected delay between receiving the notice to proceed with construction on phase II and the time required to order the materials and have them delivered along with decreases in trading activities, rental income and service fees. Earnings per share in future periods will depend in large part on the Company's ability to successfully bid and be awarded additional contracts for construction services.

Operating Activities

     While the Company reported an overall net income of $2,346,714 for the first nine months of 1999, the Company generated cash from its operating activities in the amount of $4,619,885. The following adjustments, which did not impact the Company's cash flows, need to be considered in order to reconcile the Company's 1999 net income to its net cash provided by operating activities.

     Depreciation and Amortization. During the first nine months of 1999, the Company recognized depreciation and amortization of $374,995.

     Deferred Income Tax Benefit. The Company's net deferred income tax liability was $826,956 as of September 30, 1999 as compared to $232,382 at December 31, 1998. The increase in the deferred tax liability is a result of the tax provision taken during the first nine months of 1999.

     The Company also offers the following information to discuss changes in its operating assets and liabilities which most notably impacted its cash position during 1999:

     The Company's current assets amounted to $2,760,771 as of September 30, 1999, as compared to $1,247,910 as of December 31, 1998. The increase is due primarily to the recognition of a note receivable in the amount of $13,115,690 during the first nine months of 1999. $1,297,793 was classified as the current portion due on the note receivable at September 30, 1999. The note receivable is associated with the Company's completion of phase I on the construction of the power generation plant. The completion of phase I resulted in the transfer from the balance sheet account costs and estimated earnings in excess of estimated billings. The Company began receiving installment payments in March 1999 in the amount of $180,000 per month for ten years.

     Costs and estimated earnings in excess of billings decreased by $558,465 to $21,944,282 from $22,502,747 as of September 30, 1999 and December 31, 1998,
respectively. The decrease is attributed to the completion of phase I of the power generation plant construction contract.

     Premises and equipment, net of depreciation was almost unchanged at September 30, 1999 in the amount of $1,789,500 as compared to the balance at December 31, 1998 of $1,786,409, for a net increase of $3,091. The increase is attributed to premises and equipment additions outpacing depreciation during the first nine months of 1999.

     The Company's accounts payable and accrued expenses amounted to $3,022,869 as of September 30, 1999 as compared to $1,478,774 as of December 31, 1998. The increase of 104.4% in accounts payable and accrued expenses is attributed to the increase in goods and services purchased during the first nine months of 1999 as related to the construction activities on phase II. The growth in construction services resulted in increased demand for construction products which in turn increased the amount of accounts payable outstanding at September 30, 1999. Customer deposits remained unchanged at $125,000 as of September 30, 1999.

     Notes payable classified as long-term increased $9,500,000 to $27,000,000 from $17,500,000 as of September 30, 1999 as compared to December 31, 1998. The additional borrowings consisted of the $7,500,000 from the Commercial Bank of Kuwait, New York Branch, which increased the amount owed to the Commercial Bank of Kuwait, New York Branch, to $25,000,000 or the maximum amount available under the credit line from the Commercial Bank of Kuwait, New York Branch. This credit line is due in February 2002. The Company was granted a $2,000,000 letter of credit from the Kuwait Real Estate Bank on May 2, 1999 at a floating interest rate of LIBOR plus 2.5%. This letter of credit will mature on May 12, 2001 and the Company had a balance due to the Kuwait Real Estate Bank on this letter of credit of $2,000,000 at September 30, 1999.

     Warranty Reserve. The Company does not record a warranty reserve. Work performed under warranties is performed at the expense of the equipment manufacturer. The Company has not experienced any losses associated with warranty work to date.

Financing Activities

     Unsecured Line of Credit with the Commercial Bank of Kuwait, New York Branch - The Company used the full amount of a credit line with $25 million of available credit under an unsecured loan from the Commercial Bank of Kuwait, New York Branch. The loan has an interest rate of LIBOR plus 300 basis points. Under the terms of the loan agreement, interest payments are due annually and the principal balance is due at maturity. This loan is scheduled to mature in February 2002. This loan has a guarantee of repayment to the Commercial Bank of Kuwait, New York Branch, from the Company's largest stockholder, SHBC. See "Related Parties".

     Telesource was granted an unsecured letter of credit with the Kuwait Real Estate Bank for $2,000,000 and had subsequently borrowed $2,000,000 on this letter of credit at September 30, 1999. The loan has an interest rate of LIBOR plus 250 basis points. This loan was originated on May 2, 1999 and will mature on May 12, 2001. Under the terms of the loan agreement, the loan is due in lump sum at maturity. This line of credit is guaranteed by SHBC.

     Telesource was granted a $1,000,000 line of credit from the Bank of Hawaii. This line of credit is 100% secured by certificates of deposits held at the Bank of Hawaii and has an interest rate of 1% over the certificate of deposit rate. The line has a maturity in March 2001 with interest payments due monthly and principal due at maturity. The Company did not have any borrowings on this line of credit at September 30, 1999.

     Common Stock - The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. In July 1999, the Company announced that its Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in this document to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

     Treasury Stock - The Company from time to time may make purchases of its own common stock. The Company did not purchase any treasury stock during the nine months ended September 30, 1999 or the twelve months ended December 31, 1998.

Cash Flow Outlook

     During 1999, the Company expects that its principal sources of cash to fund its business activities will be from available cash balances, operating activities, investment earnings, lines of credit and other financing activities.


 Year ended December 31, 1998 ("1998") compared with the year ended December 31, 1997 ("1997")

     Revenue. During the year ended December 31, 1998, revenue increased $20,092,199, or 150.2%, to $33,468,207 as compared to revenues of $13,376,008 for the same period in 1997. The increase in gross revenues is due primarily to the Company's efforts in securing a contract to install and operate a power generation plant on the island of Tinian and the completion of 97% of the first phase of this contract during 1998 as well as the Company's involvement in the construction of a radio relay tower for the Voice of America on the island of Tinian. The power generation plant is being constructed in phases with the order to construct phase I and II fully executed. The power generation plant has the capacity for a phase III; however, the construction of phase III is subject to future power demands and the date or the probability of Telesource receiving an order to construct phase III can not be reasonably estimated. Revisions in contract revenue and cost estimates are reflected in the accounting period when known. Provision for the entire amount of estimated losses on uncompleted contracts is made in the period such losses are determined. Claims for additional contract revenue are recognized if it is probable that the claim will result in additional revenue and the amount can be reliably estimated.

     Gross Revenues. While the Company expects to be able to increase gross revenues in future periods, the growth rate in earnings recognized in 1998 is not expected to continue at the level experienced in 1998. Future revenues are dependent upon the Company's efforts to secure contracts through the bidding process and therefore no assurances can be given that the Company will be able to increase gross revenues in future periods.

     Gross Profits. For the year ended December 31, 1998, gross profit reached $6,436,917, a $4,681,533 increase from 1997. As a percentage of revenue, gross profit increased in 1998 to 19.2% from 13.1% in 1997. The increased gross profit margin is attributed to the Company's efforts to grow revenues and manage costs efficiently during periods of high growth.

     Salaries and Employee Benefits. Salaries and employee benefits declined to $386,571 for the twelve months ended December 31, 1998 as compared to the same period during 1997 of $452,795. The decrease in salaries and employee benefits was a 14.6% decrease and is attributed to vacancies within two executive positions during 1998. These vacancies have been filled and an increase in salaries and employee benefits is expected to occur in future periods.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses remained relatively flat at $293,112 as compared to $305,290 for the twelve months ended December 31, 1998 and 1997, respectively.

     General and Administrative Expenses. General and administrative expenses include administrative salaries, incentive compensation, retirement plans, costs associated with the Company's estimating and bidding activities, and other administrative costs. General and administrative expenses increased from $346,543 in 1997 to $748,935 in 1998 and decreased from 19.7% of gross profit in 1997, to 11.6% of gross profit in 1998. The dollar increase is primarily due to costs resulting from the Company's increased revenue and bidding activities and additional administrative staffing associated with the Company's growth. The decrease as a percent of revenue is due to the fixed nature of certain expenses and the increased revenue achieved in 1998.

     Impairment of Long-Lived Asset. Telesource recognized an impairment of long-lived assets during 1998 in the amount of $271,456 with no impairment recognition during 1997. The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management began evaluating the balance in goodwill associated with its acquisition of Commsource International in connection with its review of the operational performance of this subsidiary. Commsource International posted a loss of $73,444 for the twelve months ended December 31, 1997 and a loss of $195,791 for the twelve months ended December 31, 1998. In light of these losses recognized by Commsource International along with the lack of necessary evidence to support the carrying value of the goodwill, management has recognized an impairment to the full value of the goodwill associated with Telesource's investment in Commsource International.

     Other Expense and Other Income. Other expense and other income remained relatively unchanged at an expense of $23,229 for the twelve months ended December 31, 1998 as compared to an expense of $30,697 for the same period during 1997. The $7,468 reduction in other expenses is attributed to improved cash management.

     Net Income. Net income in 1998 amounted to $4,010,819 or $0.40 per fully diluted share as compared to net income of $593,590 or $0.06 per fully diluted share in 1997. The increase in net results during 1998 is attributable to increases in our construction activities and growth in rental revenues. Earnings per share in future periods will depend in large part on the Company's ability to successfully bid and be awarded additional contracts for construction services. There were no power generation revenues in CNMI during 1998 or 1997 and we began generating power at our power generation plant on the island of Tinian in March 1999 as scheduled.

1999 Outlook

     With a view towards 1999, the Company expects to achieve continuing operating earnings as a result of profits from construction and power generation activities along with the management of its corporate general and administrative expenses. The Company offers the following prospective information concerning significant components of its 1999 results of operations which are being compared to historical results of operations in 1998:

     Power Generation Revenues. Our power generation activities are estimated to be less than 3% of the Company's revenues in 1999. During 1998, the power generation facility located on the island of Tinian were under construction and not scheduled to begin producing power until March 1999. Originally, Telesource was contracted to construct a 10 Mw plant and then in December of 1998, Telesource was contracted to increase its power producing capabilities to 20 Mw. Telesource's power generation plant on Tinian was designed to be upgradeable to a total power generation capability of 30 Mw. While the Company expects that it will be able to sell all of its production, there can be no assurance that our full power production capability will be utilized at all times.

     Operating Expenses. Operating expenses are expected to increase in 1999 as a result of commencing the power plant production activities. The completion of the second phase of construction is expected in March 2000.

     General and Administrative Expenses. General and administrative expenses are expected to increase during 1999. The principal administrative costs which are subject to considerable variation pertain to the Company's expenses incurred in registering its common stock and maintaining its public company status. Staffing additions as well as increased fees for audit and legal expenses are expected to occur. Unlike traditional offering statements, whereby the expenses of the offering and subsequent registration of the Company's common stock are netted from the proceeds of the offering, the Company is not offering any securities for sale through this registration statement. All known expenses incurred through the registration statement will be recognized in 1999. Additionally, Telesource will begin paying board fees to its board members in late 1999. The board fees for 1999 are expected to be approximately $70,000.

     Other Expense and Other Income. Other expenses and other income are expected to remain flat during 1999.

     Finally, the Company remains focused on growth both internally and externally. We believe we are working to carry out a strategic plan that will provide us with the opportunity to capitalize on the exciting opportunities ahead of us. We will continue to work our plan, focusing on profitable growth in an effort to provide an optimal level of value to our stockholders.

Reclassification of Certain Balances

     There have been reclassifications of certain balances to conform the financial statement to Generally Accepted Accounting Principles. Prior to the preparation of this registration statement, Telesource maintained its accounting records on a tax basis, specifically, Telesource used the completed contract method in the preparation of its financial statements for tax purposes. In order for Telesource to prepare its financial statements in accordance with Generally Accepted Accounting Principles, Telesource changed its method of accounting for the revenues realized on its construction contracts to the percentage-of-completion method of accounting, and applied the percentage-of-completion method to the financial statement information presented herein.

Recently Issued Accounting Standards

     See Note 2 to the Consolidated Financial Statements for recently issued accounting standards which are required to be adopted in 1999.

Liquidity and Capital Resources

Operating Activities

     The Company had cash used by operating activities of $10,124,673 in 1998 and cash used by operating activities of $5,424,342 in 1997.

     While the Company reported an overall net income of $4,010,819 during 1998, the Company did not generate significant cash from its operating activities. The following adjustments, which did not impact the Company's cash flows, need to be considered in order to reconcile the Company's 1998 net income to its net cash provided by operating activities.

     Depreciation and Amortization. During 1998, the Company recognized depreciation and amortization of $451,888, and an impairment to long-lived assets of $271,456.

     Deferred Income Tax Benefit. The Company's net deferred income tax liability amounted to $617,382 as of December 31, 1998 as compared to none as of December 31, 1997. The increase in the deferred tax liability is associated with a temporary difference created by the Company's recognition of profits on its construction activities under the percentage-of-completion method for financial statement reporting purposes as compared to the installment method of recognizing income for income tax purposes.

     The Company also offers the following information to discuss changes in its operating assets and liabilities which most notably impacted its cash position during 1998:

     The Company's current assets amounted to $1,247,910 as of December 31, 1998 as compared to $2,162,777 as of December 31, 1997. The decrease in current assets by 42.3% is due to a reduction in accounts receivable by 82.4% from $1,086,581 to $191,078 as of December 31, 1997 and 1998, respectively. The reduction in accounts receivable is a result of the contract to construct the power plant which defers payments for construction services until the construction is complete. Telesource began receiving installment payments in March 1999 in the amount of $180,000 per month for ten years.

     Costs and estimated earnings in excess of billings increased by $17,314,750 to $22,502,747 from $5,187,997 as of December 31, 1998 and 1997, respectively.
The increase is attributed to the power plant construction contract which defers the payment for construction services until completion at which time Telesource will begin receiving monthly installments of $180,000 for ten years.

     Premises and equipment, net of depreciation increased 56.9% to $1,786,409 from $1,138,567. The increase is attributed to additional equipment needs associated with the growth in construction service activities.

     Excess of cost over fair value of net assets acquired amounted to $287,424 at December 31, 1997 and none at December 31, 1998. The full amount of the goodwill associated with the acquisition of Commsource International was recognized as impaired in 1998 as a result of the losses realized by Commsource International in 1997 and 1998 along with the lack of evidence to support the carrying value of the goodwill.

     The Company's accounts payable and accrued expenses amounted to $1,478,774 as of December 31, 1998 as compared to $989,532 as of December 31, 1997. The increase of 49.4% in accounts payable and accrued expenses is attributed to the growth in construction services realized during 1998. The growth in construction services resulted in increased demand for construction products which in turn increased the amount of accounts payable outstanding at December 31, 1998.

     Customer deposits remained unchanged at $125,000 as of December 31, 1998 while notes payable classified as current liabilities decreased from $6,700,000 to none at December 31, 1997 and 1998, respectively. The decrease in notes payable classified as currently due was paid at December 31, 1997 consisted of a $6,000,000 note payable to the Commercial Bank of Kuwait, New York Branch, which was renewed for $25,000,000 due in February 2002 during 1998, a $700,000 note due to SHBC which was repaid with proceeds from a capital contribution made by SHBC, and lastly a note payable to SHBC for $278,374 which was repaid during 1998 by internally generated cash flows.

     Warranty Reserve. The Company does not record a warranty reserve. Work performed under warranty's is performed at the expense of the equipment manufacturer. The Company has not experienced any losses associated with warranty work to date.

Financing Activities

     The Company utilized $11,221,626 and $6,978,374 in financing activities during the years ended December 31, 1998 and 1997, respectively. The Company's financing activities are concentrated primarily in the following areas:

     Unsecured Line of Credit with the Commercial Bank of Kuwait, New York Branch, - The Company used $17.5 million of a credit line with $25 million of available credit under an unsecured loan from the Commercial Bank of Kuwait, New York Branch. The loan has an interest rate of LIBOR plus 300 basis points. Under the terms of the loan agreement, interest payments are due annually and the principal balance is due at maturity. This loan is scheduled to mature in February 2002. This loan has a guarantee of repayment to the Commercial Bank of Kuwait, New York Branch, from the Company's largest stockholder, SHBC. See "Related Parties".

     Telesource has an unsecured line of credit with the Kuwait Real Estate Bank for $2,000,000. The loan has an interest rate of LIBOR plus 250 basis points. This loan was originated on May 2, 1999 and will mature on May 12, 2001. Under the terms of the loan agreement, the loan is due in lump sum at maturity. This line of credit is guaranteed by SHBC.

     Telesource was granted a $1,000,000 line of credit from the Bank of Hawaii. This line of credit is 100% secured by certificates of deposits held at the Bank of Hawaii and has an interest rate of 1% over the certificate of deposit rate. The line has a maturity in March 2001 with interest payments due monthly and principal due at maturity.

     Common Stock - The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998, none in 1997, and a $40,000 capital contribution from SHBC in 1996. The Company did not receive any proceeds from the issuance of its Common Stock during 1998, 1997 and 1996, respectively and no additional stock was issued for these same periods.

     Treasury Stock - The Company from time to time may make purchases of its own common stock. The Company did not purchase any treasury stock during 1998, 1997 or 1996.

Cash Flow Outlook

     During 1999, the Company expects that its principal sources of cash to fund its business activities will be from available cash balances, operating activities, investment earnings, lines of credit and other financing activities.

     The Company expects to achieve earnings on an annual basis for the foreseeable future. The power generation activities will obviously bear the burden of repaying the debt obligations relating to the costs of constructing our power generation plant. The loan from the Commercial Bank of Kuwait, New York Branch, for $25 million has a maturity in February 2002. Nevertheless, the Company believes that the cash flows from its operating, investing and financing activities will be sufficient to fund the Company's business activities on a long-term basis. The payment of any future dividends will depend on the Board of Directors' evaluation, made on a quarterly basis, based on its dividend policy and the Company's then current and projected operating performance and capital requirements.

     See the further discussions under "Dividend Policy" and "Certain Factors That May Affect Future Results" below.

Legal Proceedings

     Telesource is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company's financial position or results of operations.

Year 2000 Readiness

General

     The Company continues to address the issue of Year 2000 Readiness ("the Y2K Project") and is proceeding on a schedule designed to complete the Y2K Project by November 1999. In 1998, the Company began establishing procedures to assess the risks associated with the Y2K Project. The Company's procedures to assess the risks of the Y2K Project have included an inventory of stand-alone hardware and software ("IT Systems"), an inventory of all system components embedded in our power generation plant operating control systems ("Non-IT Systems"), the identification of critical vendors, customers and business partners, the testing of both IT Systems and Non-IT systems and a solicitation of responses from all critical vendors, customers and business partners indicating their readiness for the Year 2000.

     Presently, the Company has completed its testing of IT Systems and Non-IT Systems. Based on the results of these tests, the Company has identified IT Systems and components of Non-IT Systems which are not Year 2000 compliant. With respect to IT systems, the Company has either already upgraded such systems or has placed orders to upgrade such systems in the near future. As far as Non- IT Systems, the Company has received recommendations from third parties regarding solutions to either upgrade or replace non-compliant system components. At this time, the Company has received assurances from such third parties that solutions to remedy the non compliant system components are readily available and could be implemented within the Company's time parameters for the Y2K Project. The upgrades and/or replacements of non-compliant system components are expected to be performed prior to December 1999.

     The Company has made substantial progress in securing responses from most critical vendors, and business partners indicating their readiness for Year 2000. Based on the responses received to date, the Company has not identified any conditions of potential non-compliance which the Company estimates would materially impact its business.

Costs

     Telesource began operating in 1994 and began verifying Year 2000 compliance on equipment purchases before executing orders. The Company had not incurred costs to remediate Year 2000 issues as of December 31, 1998 and does not expect to incur any costs to remediate Year 2000 issues in 1999. The Company does not expect that the total costs to remediate Year 2000 issues would be material to its financial position.

Risks and Contingency Plans

     The Company believes that it has established a viable plan designed to ensure that the Y2K Project is completed prior to the year 2000. However, in connection with its Y2K Project, the Company is also developing a contingency plan which describes the steps the Company would take if the Y2K Project is not completed as planned. The Y2K Project efforts are ongoing and the Company will endeavor to update the Y2K Project activities and its contingency plans as new information becomes available.

     The Year 2000 problem is a worldwide concern and there is a tremendous amount of uncertainty about the effect this problem will have on any business. The Company is endeavoring to understand the impact that failures of third parties could have on its business. However, even with a diligent effort, the Company may not be able to conceive every scenario in which a third party failure could impact its business. However, through direct solicitation, the Company has taken steps to assess the risk that known third parties with whom it has significant business relationships are sufficiently prepared for the Year 2000.

     The Company has key relationships with numerous vendors and business partners. Presently, the Company has received responses from most key vendors and business partners indicating their readiness for the Year 2000. Based on the responses received to date, the Company has not identified any conditions of potential non-compliance that the Company estimates would materially impact its business. The Company has considered its relationships with the vendors and business partners who have not yet indicated their readiness for Year 2000. Based on this review, the Company does not believe that its business would be materially affected if any of these vendors or key business partners failed to ensure that they were Year 2000 compliant.

     The Company has taken steps it deems prudent to understand its Year 2000 risks, to estimate the costs to complete its Y2K Project and to understand the extent to which it could be impacted by third parties who fail to ensure they are ready for the Year 2000. However, there can be no assurance that all non-compliant systems or system components will be identified, that the Company's systems will be Year 2000 compliant, that the Company will achieve its estimated remediation costs or timetable, or that a failure by a third party to be Year 2000 compliant would not have a material adverse affect on the Company's business. However, by completing its Y2K Project, the Company believes it will have taken appropriate steps to mitigate the risk that any of the aforementioned items would have a material adverse affect on its business.

Interest Rates

     The Company's subsidiary has a variable rate term loan from the Commercial Bank of Kuwait, New York Branch,, a variable rate term loan from Kuwait Real Estate Bank and a variable rate term loan from the Bank of Hawaii. The Company offers the following information about these debt obligations:


         Description of the                  Balance at
             Obligation                       12/31/98                 Interest Rate                     Matures

--------------------------------------    ------------------    -----------------------------    ------------------------

Variable rate term loan                         $17,500,000     LIBOR rate plus 3.0%             February 20, 2002


         Description of the                  Balance at
             Obligation                        9/30/99                 Interest Rate                     Matures
-------------------------------------    ------------------    -----------------------------    ------------------------

Variable rate term loan                         $25,000,000     LIBOR rate plus 3.0%             February 20, 2002

Variable rate term loan                          $2,000,000     LIBOR rate plus 2.5%             May 12, 2001


                               TELESOURCE BUSINESS

     Telesource is an international engineering and construction company, with specialized knowledge and experience in the construction of power generation and broadcasting facilities as well as the operation of independent power generation facilities.

     Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC a Kuwait-based civil, electrical and mechanical construction company.

     Our activities in Micronesia are concentrated in the Commonwealth of Northern Mariana Islands, a United States possession. Our Chicago office is responsible for the procurement of U.S. fabricated products to be used by our subsidiaries as well as for resale.

     We conduct our operations primarily through subsidiaries. We currently have three subsidiaries. Our Mariana subsidiary, Telesource CNMI Inc., handles construction and management of our power facilities in the Commonwealth of
Mariana Islands. Our second subsidiary, Commsource International, is an international export company that facilitates the purchase of equipment in the U.S. Our branch offices in Guam, Telesource Pacifica and Pacifica Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there.

     Telesource has three main operating segments: construction services, trading activities and power generation. Power generation activities did not commence until March 1999.

         o Construction services. Our main lines of construction services cover the range from single-family housing to power generation plants. We are now working on expanding the business by taking advantage of opportunities to increase market share in existing geographic areas and to expand geographic service areas in our core lines of business. We are currently one of the largest construction contractors in the Commonwealth of Northern Mariana Islands.

         o        Power  generation  and sale. We have contracts to generate and
                  provide   wholesale   electrical  power  to  local  government
                  agencies, which is then distributed on their power grids.

Construction Services:

     Telesource's Micronesian construction services are primarily carried out through our Mariana subsidiary. In late 1996, our Mariana subsidiary was subcontracted by our then-parent corporation to build a multimillion-dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency.

     In 1999, through a competitive bidding process, we were awarded a contract to build 45 housing units for the Northern Mariana Housing Agency, a government agency. These are government-subsidized, low-income housing units. This project is valued at $6.3 million and is a first phase of a potentially larger project. This project is currently at the permitting stage. We believe there may be additional contracts or phases in the future. Although these may never be contracted and we may not obtain the contract if they are.

     Also in 1999, we were awarded a contract to build a school building on the island of Tinian as part of a infrastructure upgrade. The first phase of this project is valued at $330,000 which may at a latter date be upgraded; however, there can be no assurance that Telesource will be awarded the upgrade. Telesource has also been awarded a contract valued at approximately $800,000 to provide overhead and underground electricity transmission lines to a U.S. government site in the Commonwealth of Northern Mariana Islands and for the development of a well valued at $715,000.

Non-Power Project Construction Expansion Plans:

     With our expansion into Guam to take advantage of the growing U.S. military presence there, we are currently looking for opportunities for our construction services not only in Micronesia, but also throughout the Pacific basin.

Specialized Construction Processes:

     Building a power plant or a broadcasting facility is not like the construction of a more conventional building. Because of the high levels of radio frequency emissions or the generation of electrical currents, every part of the structure is integrated into the overall design and plays a role in making the overall facility safer and more efficient.

     The building of these specialized structures requires additional engineering skills, the knowledge of specialized construction techniques and relationships with specialized subcontractors. The situation is made harder when building offshore, where distance from raw materials and subcontractors becomes a risk factor.

Past and Present Power Generation Construction Projects:

     Our power generation business involves:

o        Building the power plants
o        Operating  the power  plants for the period of time of the  contract
o Selling wholesale power to the client to be distributed on their power grid
o The transfer of the ownership of the properties to the clients at the end of the contract.

     In 1997, the Commonwealth Utility Corporation, located in the Commonwealth of the Northern Mariana Islands, awarded our Mariana subsidiary a multi-million contract to design, build and operate a 10-30 megawatt power plant.

     The initial 10 megawatts are now on-line, completed within budget and on time; the plant has been operational since March 1999. The second phase of the project is currently under construction, and by March 2000, we anticipate that an additional 10 megawatts will be on-line. The third phase will be constructed at the discretion of our Mariana subsidiary as the demand for power increases. Accordingly, if power demand fails to meet our projections, this phase may never be constructed.

Power Plant Operation and Maintenance:

     The Commonwealth Utilities Corporation project in the Commonwealth of Northern Mariana Islands is an example of a power plant operation and maintenance project. We designed, financed and built the power plant. We obtained financing through a $25,000,000 line of credit from the Commercial Bank of Kuwait, New York Branch,. For this construction, we are paid $180,000 per month for ten years by the Commonwealth Utilities Corporation. Each monthly payment is secured by a promissory note in the amount of $180,000 issued by the Commonwealth Utilities Corporation.

     We have a 20-year lease on the land on which the power plant is built, plus title to the entire plant and a two-month escrow account of no less than $360,000 on which we have a first lien. In the event of the Commonwealth Utilities Corporation being unable to meet their obligations either for their monthly maintenance fees or for the promissory notes, we may sell, lease, assign or transfer the power plant or any of the plant equipment.

     In the first phase, Commonwealth Utilities Corporation also pays us a production fee of $.02 per kilowatt-hour for each kilowatt produced on its behalf for the first 5,140,000 kilowatt hours per month. In the second additional 10 megawatt phase, Commonwealth Utilities Corporation has agreed to pay us an additional production fee of $.065 per kilowatt-hour produced over the initial 5,140,000 kilowatt hours per month. In addition, the CUC pays a service fee of $50,000 a month for operating and maintaining the power plant.

     CUC has the right to terminate the contract for operation and maintenance at any time with six month's notice. In such event, we would still have title to the power plant until such a time that we are fully repaid.

Potential Future Power Plant Construction and Power Supply:

     Based on our previous experience, we believe there will be a growing demand for power around the world and in the U.S.; however competition and deregulation could eliminate the financial feasibility of these projects and thereby prevent us from taking advantage of the expected growth in demand. In the U.S. two-thirds of the country's installed plants are 25 years-plus old and need to be replaced and repowered, principally with new gas combustion turbines. Industry forecast for the U.S. power plant market are forecasting growth of 10% each year for the next five to eight years. Orders are forecasted to reach $6 billion in 1999 as compared to only $2 billion in 1997. We also believe that in those situations where the local governments lack the up-front funding to build the additional power plants will represent an opportunity for us to find alternative solutions up to and including having Telesource locate the needed project financing. Without the additional energy, we believe that many of the infrastructure upgrades envisioned by local governments can't take place. In our experience, in return for our securing project financing in a manner similar to that obtained for our project in Mariana, the CNMI, the local governments will be willing to enter into contracts which guarantee us a minimum amount of power consumption, coupled with long-term operations and maintenance contracts similar to those with the Commonwealth Utility Corporation.

     We  anticipate   that  these   contracts   will  generally  be  secured  by
governmental guarantees, promissory notes, liens and collateral in the land and in the physical power plants.

Sales and Marketing Strategies:

     Most of our jobs will be obtained through a public bid process, and our clients are either governments or governmental agencies. In obtaining contracts:

o We perform significant market research. We analyze potential markets, looking for future building plans or plans to expand the capital infrastructure. Our research also includes analyzing numerous government documents and reviewing previous and current requests for bids.

o We are actively involved in public relations with the governments and agencies that might contract for our services. Much of this effort is informational, finding out what the specific needs of each governmental agency while at the same time explaining what services Telesource has to offer.

o We have created and provide to potential clients a survey to help governmental agencies whether Telesource's resources and services might be more efficient and cost-effective than the systems currently in use.

     We maintain three full-time marketing executives to help our sales and marketing efforts; one in our Illinois headquarters and two offshore. All three are salaried employees.

Competition

     The independent power industry has grown rapidly over the past twenty years. There are a large number of suppliers in the wholesale market and a surplus of capacity, which has led to intense competition in this market. The principal sources of competition in this market include traditional regulated utilities  who have  excess  capacity,  unregulated  subsidiaries  of  regulated utilities, energy brokers and traders, energy service companies in the development and operation of energy-producing projects and the marketing of electric energy, equipment suppliers and other non-utility generators like the Company. Competition in this industry is substantially based on price with competitors discovering lower cost alternatives for providing electricity. The electric industry is also characterized by rapid changes in regulations, which the Company expects could continue to increase competition. We do not believe the CUC facility would be significantly impacted by competition in the wholesale energy market since its revenues are subject to contracted rates which are substantially fixed for several years.

     We also compete in the market to develop power generation facilities. The primary bases of competition in this market are the quality of development plans, the ability of the developer to finance and complete the project and the price. In certain cases, competitive bidding for a development opportunity is required. Competition for attractive development opportunities is expected to be intense as there are a number of competitors in the industry interested in the limited number of such opportunities. Many of the companies competing in this market have substantially greater resources than us. We believe our project development experience and its experience in creating strategic alignments with other development firms with greater financial and technical resources could enable us to continue to compete effectively in the development market if and when opportunities arise. Presently, we believe there are a number of opportunities for additional project development worldwide for projects similar to those previously developed by us. However, we are currently evaluating whether it should seek development opportunities in other areas outside of the south pacific to diversify its activities.

     Presently, there is significant merger and consolidation activity occurring in the electric industry. From time to time, we may consider merger and acquisition proposals when they appear to present an opportunity to enhance shareholder value. We are not involved in any such discussions or negotiations at this time.

Energy Regulation

     Our projects are subject to regulation under federal and local energy laws and regulations. Telesource is subject to the requirements established by its permitting authorities, i.e. Department of Environmental Quality ("DEQ") and the Environmental Protection Agency ("EPA").

     Presently, neither the Customer Choice Act nor proposed legislation directly impacts us because the legislation and restructuring plan pertain to the retail market or new contracts in the wholesale market. However, as discussed above, we could possibly be impacted in the future by, among other things, increases in competition as a result of deregulation. We are actively monitoring these developments in energy proceedings in order to evaluate the impact on its projects and also to evaluate new business opportunities created by the restructuring of the electric industry.

Environmental Regulation

     Our projects are subject to regulation under federal, foreign and local environmental laws and regulations and must also comply with the applicable laws pertaining to the protection of the environment, primarily in the areas of water and air pollution. These laws and regulations in many cases require a lengthy and complex process of obtaining and maintaining licenses, permits and approvals from federal and local agencies. As regulations are enacted or adopted in any of these jurisdictions, we cannot predict the effect of compliance therewith on our business. Our failure to comply with all applicable requirements could result in delays in proceeding with any projects under development or require modifications to operating facilities. During periods of non-compliance, our operating facilities may be forced to shutdown until the non- compliances are corrected. We are responsible for ensuring compliance of its facilities with all applicable requirements and, accordingly, attempts to minimize these risks by dealing with reputable contractors and using appropriate technology to measure compliance with the applicable standards.

Insurance and Bonding

     The Company maintains general and excess liability, construction equipment, and workers' compensation insurance; all in amounts consistent with industry practices. Management believes its insurance programs are adequate.

     In connection with its business, the Company is in the process of securing a surety bond which provide an additional measure of security of the Company's performance under certain public and private sector contracts. The Company's ability to obtain a surety bond depends upon its capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors and their current underwriting standards, which may change from time to time.

Employees

     Telesource presently employs 154 people, consisting of 18 employees in management, 25 engineers and technical staff members, six support staff members and 105 hourly employees. All of our employees are nonunion workers, although we may employ union subcontractors from time to time.

     Ninety percent of our crews are staff, because of the technical nature of our construction contracts. Working on a power plant, broadcasting facility or other technical construction site requires a higher level of expertise and a greater attention to safety issues.

     Our  non-engineering   level  employees  are  hourly  workers,   while  our
engineering and supervisory staff are on monthly salaries.

Properties

     Telesource maintains leased office spaces and land leased for storage of construction equipment. Our Mariana subsidiary's head office in the Commonwealth of Northern Mariana Islands is leased for five years; we also have an office on the island of Tinian leased on a yearly commitment. On Guam, we have an office leased by the year with 90 days notice for termination of lease. Our corporate offices in Illinois are leased on a month-to-month basis. Additionally, we have approximately 10 leased vehicles in our fleet.


                                   MANAGEMENT

     The names and ages of our executive officers and directors as of November 30, 1999, and their background are as follows:

   Name and Age; Years Served as
             Director                           Principal Occupation for Past
                                           Five Years; Other Directorships
------------------------------------    ---------------------------------------

Khajadour Semikian                      Khajadour  Semikian,  President,  joined
Age 46                                  the Company in September  1996. From
Director Since 1995                     January 1986 to December  1996 Mr.
                                        Semikian was  Assistant  General
                                        Manager with Sayed Hamid  Behbehani &
                                        Sons.  Mr.  Semikian  attended a
                                        workshop  with Wide & Co. in Hamburg,
                                        Germany in 1975, attended the Institute
                                        of Bankers in Sussex,  U.K.  in  1973
                                        for a  banking  course  and  received
                                        a  degree  in Electrical  Engineering
                                        in 1973.  Mr.  Semikian has also served
                                        as a director for  Computhink
                                        Incorporated  since 1994,  Telebond
                                        Incorporated  and Retsa
                                        Development Incorporated since 1998.

Nidal Zayed
Age 39                                  Nidal Zayed,  Executive Vice  President,
Director Since 1998                     joined the Company in January 1996.
                                        From  January  1990 to December  1995
                                        Mr.  Zayed was the  owner/President  of
                                        Commsource  Int'l Inc. and  self-
                                        employed  in the practice of law during
                                        this period and to date.  Mr. Zayed
                                        passed the Illinois Bar in November
                                        1985.  In June 1985 Mr. Zayed  received
                                        a law degree from Loyola  University
                                        School of Law and in June 1982 he
                                        received a B.A. in Accounting from
                                        Loyola  University of Chicago.  Mr.
                                        Zayed does serve as Chairman  for
                                        Computhink  Incorporated and as a
                                        director for Computhink since 1994.

Max Engler                              From 1988 to present Mr. Engler has been
Age 50                                  an independent  Financial Consultant
Director Since 1997                     and Mr.  Engler is also on the Board of
                                        Directors   of  various   companies   in
                                        Switzerland  and  abroad.  From  1984 to
                                        1988  Mr.   Engler  headed  the  Private
                                        Banking desk (Middle East and Far East) of Bank Leu as Vice President. Mr.
                                        Engler received a diploma of Commerce from the High School of Commerce of Schwyz, Switzerland and from 1971 to 1975 went through an extensive training program with Union Bank of Switzerland and became an investment advisor. Mr.
                                        Engler has also served as a director for Computhink Incorporated since 1998. Mr.
                                        Engler also is a director  for  Belmoral
                                        S.A.,  Computhink Ltd.,  Telesource CNMI
                                        Inc.,  Retsa  Development  Inc.,  Golden
                                        Osprey Ltd., Computhink Technology Ltd.,
                                        FSD  Holdings  PLC,  Litra  Holdings AG,
                                        Linos  Finanz AG,  Trafex  Ltd.,  R.C.W.
                                        Enterprises  S.A.,  Formvac S.A.,  Sanop
                                        AG, and Protea Beratungs-und Finanz AG.

Weston W. Marsh                         Mr. Marsh  joined the Board of Directors
Age 49                                  for  Telesource  International  in
Director Since 1999                     1999.  He is a member of the law firm
                                        Freeborn and Peters.  Prior to joining
                                        Freeborn and Peters,  Mr. Marsh served
                                        as the  Assistant  General  Counsel in
                                        charge  of all  litigation  and  claims
                                        for  the  nation's  seventh  largest
                                        railroad.   Mr.   Marsh  has  handled
                                        and   supervised   the   strategy  of
                                        billion-dollar  antitrust  cases,  large
                                        environmental  litigation,   and  a
                                        variety of commercial  and  insurance-
                                        related  disputes.  Mr. Marsh  obtained
                                        his law degree from the  University  of
                                        Illinois,  where he  graduated  with
                                        honors,  Order of the Coif,  and was
                                        associate editor of the Law Review. He received his B.A. from Yale University and an M.B.A. from the University of Chicago, where he graduated first in his class.

Ibrahim M. Ibrahim                      Mr.  Ibrahim  has  served as a director
Age 57                                  of  Telesource  International  since
Director Ssince 1999                    1999. He has been Head of  International
                                        Banking for The Gulf Bank K.S.C. in
                                        Kuwait since 1986. Mr. Ibrahim served as the Vice President and Head of Credit and Marketing for the First
                                        National Bank of Chicago for the middle
                                        east region  from 1984 to 1986 and he
                                        has also  served as the Vice  President
                                        and  General  Manager of  Continental
                                        Illinois  Bahrain  Branch from 1969 to
                                        1984.  Mr.  Ibrahim  received his M.B.A.
                                        in  International  Business from De
                                        Paul University,  his M.S. in Taxation
                                        and Islamic Law from the University of
                                        Alexandria and his B.A. in Accounting
                                        from the University of Alexandria.

Jeffery Adams                           Mr. Adams has served as a director of
Age 57                                  Telesource  International  since 1999.
Direcotr Since 1999                     He currently is the General  Manger for
                                        Trafex Ltd. Mr. Adams has worked with
                                        Traffex Ltd. for the last twelve years.
                                        Prior to joining  Traffex Ltd.,  Mr.
                                        Adams was the Group Marketing Director for Babcock Ind. Prod. Ltd. for four years.

Ralph Beck                              Mr. Beck has served as a director of
Age 61                                  Telesource  International since 1999. He
Direcor since 1999                      currently owns a 23.75% ownership
                                        interest    in    Global    Construction
                                        Solutions, L.L.C. From 1994 to 1998, Mr.
                                        Beck served as the  President  of Kajima
                                        International,  Inc.,  an  international
                                        engineering and construction  firm. From
                                        1965 to  1994,  Mr.  Beck  was  with the
                                        Turner  Corporation,   an  international
                                        engineering and  construction  firm. Mr.
                                        Beck served as the chairman of the board for Turner Steiner International from
                                        1991 to 1994 and as an executive vice president for Turner Diversified Group.

Jeff Karandjeff                         Secretary,  joined us in April 1997.
Age 33                                  From October 1996 to February  1997 Mr.
                                        Karandjeff  was an Associate  with
                                        Schoenberg, Fisher,  Newman & Rosenberg,
                                        LTD.  From June 1992 to October 1996 Mr.
                                        Karandjeff  was an  associate  with
                                        Treumann,  Goba & Podbelsek,  PC. In May
                                        1993 Mr.  Karandjeff  received a law
                                        degree from Loyola  University  School
                                        of Law and passed the  Illinois Bar in
                                        September  1993.  In May 1988,  Mr.
                                        Karandjeff received a Bachelors Degree from Massachusetts Institute of
                                        Technology.

Robert Swihart                          Joined Telesource International in March
Age 53                                  1998 as  Treasurer.  From 1988 to
                                        1998 Mr. Swihart held various accounting positions including Assistant Controller with Continental Cablevision/MediaOne.
                                        In June  1970 Mr.  Swihart  received  an
                                        M.B.A. from Northern Illinois University and in June 1968 he received a B.A.
                                        Business  Administration from North Park
                                        College.

Bud Curley                              Bud Curley joined Telesource
Age 35                                  International as its Chief Financial
                                        Officer in September  1999.  Prior to
                                        September  1999,  Mr.  Curley  served as
                                        the Chief Financial Officer,  Secretary
                                        and Executive Vice President for Surety
                                        Capital Corporation  and Surety Bank,
                                        N.A. from 1996 to 1999. From 1993 to
                                        1996, Mr. Curley  served  as  Surety
                                        Capital   Corporation  and  Surety Bank,
                                        N.A.'s Controller  and Senior Vice
                                        President.  From 1991 to 1993, Mr.
                                        Curley served as the Controller for
                                        Environmental  Engineering  and
                                        Geotechnics  and from
                                        1989 to 1991,  Mr.  Curley  served as a
                                        Financial  Analyst  for  Residential
                                        Mortgage  Investments, Inc. In 1989, Mr
                                        Curley  received a B.A. in Business
                                        Administration  from  the  University of
                                        Texas.  He has  also  served  as a
                                        director for Surety Capital Corporation and Surety Bank, N.A. from 1998 to
                                        1999.

Board Composition

     Directors are elected annually at our annual meeting of stockholders, and serve for the one year term for which they are elected and until their successors are duly elected and qualified. Our bylaws currently provide for a board of directors comprised of seven directors.

Executive Compensation

     The following table sets forth summary information concerning the compensation received for services rendered to us during the years ended December 31, 1998, 1997 and 1996, respectively by the Executive Vice President. No other executive officers received aggregate compensation during our last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health insurance premiums paid for by us on behalf of the named officers, and in some cases, the spouse and dependents of the named officers.

                  Executive Compensation and Other Information

     Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's most highly compensated executive officer of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation


              Name and                                                                       All Other Annual
         Principal Position                Year         Salary (1)           Bonus             Compensation
-------------------------------------    ---------    ---------------    --------------      ------------------
Nidal Zayed                              1998               $108,830            $    -                $      -
  Executive Vice President               1997               $108,000          $ 13,185                $      -
                                         1996               $108,000            $    -                $      -

(1) Includes salary paid by the Company, before any salary reduction for contributions to the Company's Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company paid no director fees for 1998, 1997 or 1996.

     We have entered into an employment agreement with Khajadour Semikian and Nidal Zayed. The term of the agreement with Mr. Semikian is from July 1, 1999 to

July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to our business. We have agreed to pay him an annualized base salary of $220,000 for the current fiscal year, subject to an increase on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. We have agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. We have agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. We have also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

Board Compensation

     Our directors did not receive cash compensation for their services as directors up through November 1999, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. The Board has approved a resolution to increase fees paid to each director from none to $20,000 per year beginning in December 1999. The board fees are to be paid semiannually. In August 1999, Mr. Semikian purchased 200,000 shares of common stock at a price per share of $3.00.

Board Committees

     We have no compensation committee or other board committee performing equivalent functions. Mr. Semikian, our current chief executive officer and a director, and Mr. Zayed, an executive vice president and a director of Telesource, participated in deliberations of our full board of directors concerning executive officer compensation.


                              CONFLICTS OF INTEREST

EXISTING BUSINESS CONFLICTS

     Certain of our executive officers, directors and major shareholders are also owners, officers and/or directors of SHBC located in Kuwait. SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole shareholder of Telesource International prior to July 1999 and will own approximately 61% of the common stock outstanding upon completion of this transaction. SHBC and Telesource International bid and compete within the same industries; however, SHBC has agreed to not bid projects within the United States and its possessions. We have described the specific relationships more fully under the heading "Certain Relationships and Related Transactions" below. Additionally, SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York Branch. The $25,000,000 promissory note is used by us to finance our construction activities on the power plant. SHBC and SHBC's majority stockholders, Fouad has also signed as guarantor on a $2,000,000 letter of credit from the Kuwait Real Estate Bank for Telesource. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

CERTAIN RELEATIONSHIPS AND RELATED TRANSACTIONS

     The Behbehani's have significant ownership or control positions in the Company and SHBC as noted under "Risk Factors - -- The largest stockholder owns approximately 61% of the common stock outstanding after the merger, which may impact the ability of minority stockholders to influence our activities." on page 14, SHBC and Telesource International compete within the same industry; however, Telesource International has an exclusive right to bid projects in the U.S. and its possessions. SHBC will be free to bid against Telesource International on any projects located outside of the U.S. and its possessions.

     SHBC has signed as guarantor on a $25,000,000 unsecured promissory note for Telesource from the Commercial Bank of Kuwait, New York Branch, and a $2,000,000 line of credit with the Kuwait Real Estate Bank. The $25,000,000 promissory note is used by the Company to finance its construction activities for the Commonwealth Utilities Corporation Tinian Power Plant. The $2,000,000 line of credit is used by Telesource to meet its working capital needs. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

     Additionally, from time-to-time we may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource on certain projects in the Northern Mariana Islands. The rates paid will not exceed the fair market value of similar services provided by unrelated third parties.

     In 1996, the Company was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency. The agreement between SHBC and the Company included payment to the Company on a monthly basis for all costs incurred plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in 1998. The following table describes the condensed financial information related to this project:

         Years Ended December 31,                                                   1998                   1997
                                                                           -------------------    -------------------
                                                                                                      (unaudited)
         Construction revenues                                                    $ 3,786,177        $     3,561,055
         Sales                                                                      2,236,888              3,801,805
         Gross profit                                                                 309,328                213,245

     The Company does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

     Telesource performed services in addition to the construction of the radio relay station mentioned above. The following table describes the condensed financial information related to all services provided by Telesource to SHBC.

                                                        Nine Months Ended                  Twelve Months Ended
                                                          September 30,                       December 31,
                                                  ------------------------------    ----------------------------------
                                                      1999             1998             1998                1997
                                                  -------------    -------------    --------------     ---------------

Construction revenues                               $1,785,859       $3,147,286       $ 3,786,177         $ 3,561,055
Sales                                                2,724,561        4,880,720         5,427,103           4,247,086
Rental income                                          415,000        1,071,780         1,380,956             882,078
Service fees                                           161,814          283,673           351,956             362,536
Accounts receivable                                    143,676          196,453           186,326             490,854
Other current assets                                    10,000           50,000            10,000              25,000
Accounts payable                                     1,570,325           39,060           527,203             139,100
Accrued expenses                                             -                -           598,110             202,012
Other customer deposits                                125,000          125,000           125,000             125,000
Current liabilities                                    207,946                -            58,503             222,904
Debt                                                         -                -                 -           6,978,374

     In March 1999, the Company signed a three year lease for 20,000 square meters of land. The land will be used to store equipment for the Company. The lease has a total cost for the three year period of $75,000 and was paid in full. The lease is with Retsa Corporation. Our President and CEO, K.J. Semikian serves on Retsa Corporation's board of directors.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 30, 1999 by SHBC, which owned 100% of all outstanding common stock as of June 30, 1999, which was reduced to 66.4% ownership at September 30, 1999. SHBC sold 3,361,000 shares in August 1999.

         Number of Shares:                                            6,639,000
         Percentage ownership by SHBC at September 30, 1999:              66.4%

              The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the 3rd quarter ended September 30, 1999 by:

o Each shareholder known by us to own beneficially more than 5% of the common stock
o    Each  executive  officer
o Each director and all directors and executive officers as a group:

                                                        Number of Shares     Percentage before       Percentage
                              Name                                               merger(1)          after merger
      ------------------------------------------------ -------------------- --------------------- -----------------

      Khajadour J. Semikian                                  200,000               2.00%               2.00%
      Nidal Zayed(2)                                         110,000                 *                 1.10%
      Max Engler(3)                                          50,000                  *                   *
      Ibrahim M. Ibrahim                                     10,000                  *                   *
      Jeffrey H. Adams                                        1,000                  *                   *
                                                       -------------------- --------------------- -----------------
      All directors and named executive
        officers as a group (number in                       371,000               2.61%               3.71%
        group: five persons)
                                                       ==================== ===================== =================

      Sayed Hamid Behbehani &                             6,639,000(5)             66.39%              61.29%
         Sons Co. W.L.L. (4)                           ==================== ===================== =================



     * Less than 1% of all the issued and outstanding shares of Common Stock.

 (1) This table is based upon information derived from our stock records and information furnished by persons named. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 10,000,000 shares of Common Stock outstanding as of September 30, 1999.

(2)      Mr. Zayed owns 110,000 shares of Sixth Business Service Group.

(3) Max Engler serves as a board director for Litra Holding AG. Litra Holding AG owns directly 495,000 shares of Telesource's common stock. Based upon information provided to Telesource, Telesource does not consider these shares to be beneficially owned by Mr. Engler.

(4) Includes 2,020,000 shares of Common Stock held by the Behbehani family in the following manner:

                                                                                             Number of Shares
                                     Who                                   Relationship
         ------------------------------------------------------------- ---------------------- -----------------
         Nasrallah S. H. S. A. Behbehani                                                               725,000
         Aster I. Behbehani                                                                            495,000
         Salman F. Behbehani                                                                           250,000
         Eqbal E. A. A. Al-Behbehani                                                                   200,000
         Amal N. S. H. S. A. Behbehani                                                                 100,000
         Anwar N. S. H. S. A. Behbehani                                                                100,000
         Nasarallah Behbehani & Sons Co. W.L.L.                                                        100,000
         Najeeb S. H. Behbehani                                                                         50,000
                                                                                              -----------------
                                                                                              -----------------
                                    Total shares held directly by the
                                             Behbehani family members                                2,020,000
                                                                                              -----------------
                                                                                              -----------------


         Sayed Hamid Behbehani & Sons Co. W.L.L.                                                     4,619,000
                                                                                              -----------------
                                                                                              =================

                                     Total SHBC and beneficially held                                6,639,000


                                                                                              =================

(5) SHBC and beneficially held common stock will be 6,639,000 shares before the merger which will decrease by 510,000 shares in connection with the merger to 6,129,000. The decrease in ownership of 510,000 shares by SHBC will occur as follows: 300,000 shares will be distributed to Longman and Associates for their services provided in connection with the completion of the merger and 210,000 shares will be given to Telesource to be retired which in turn will eliminate the dilution to all other existing Telesource International shareholders which would have occurred as a result of the merger without the retirement of the 210,000 shares of SHBC common stock.

                     DESCRIPTION OF TELESOURCE CAPITAL STOCK

     The Company is authorized to issue fifty million (50,000,000) shares of Common Stock, par value $0.01 per share, 10,000,000 of which shares were issued and outstanding as of October 31, 1999. At October 31, 1999 the Company had 192 shareholders of record.

     In July 1999, the Company announced that its Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

     Holders of shares are entitled to one vote per share, without cumulative voting, on all matters to be voted on by shareholders. Therefore, the holders of a majority of the shares voting for the election of directors can elect all the directors without the concurrence of any other shareholder. Subject to preferences that may be applicable to any outstanding preferred stock, shareholders are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Shares of the Common Stock have preemptive rights for thirty days, to subscribe for, purchase or otherwise acquire any shares of stock of the same class of the corporation or any equity and/or voting shares of stock of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of stock of the same class of the corporation or of equity and/or voting shares of any class of stock of the corporation or for the purchase of any stock, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of stock of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all such shares of stock, rights, options bonds, securities or obligations of the corporation may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. There are no conversion rights or redemption or sinking fund provisions with respect to such shares.

     The transfer agent and registrar of the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, CO 80228.

Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify it directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

     Article VII of the our bylaws provides that we shall indemnify all persons to the full extent allowed by law, by reason of the fact that they are or were a director, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. We shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by the director, upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by us under law. We may indemnify persons other than directors, such as officers and employees, as permitted by law. We my purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not we would have the power to indemnify such person against such liability, as permitted by law.

     Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

Dividend Policy

     Telesource has not paid cash dividends in the past and does not intend to pay dividends for the foreseeable future. Telesource intends to retain any future earnings for use in the business of the company. The payment of any dividends in the future will be made at the discretion of the Board of Directors of the Company and will depend upon the operating results and financial condition of the company and its subsidiaries, their capital requirements, contractual agreements, general business conditions and other factors. Telesource's principal source of funds to pay dividends in the future, if any, on the Common Stock will be cash dividends Telesource receives from its subsidiaries.

     The transfer agent and registrar of the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, CO 80228.

 ...............................................................................


                     Sixth Business Service Group's Business

History and Organization

     We were organized under the laws of the state of Florida in March, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

Operations

     We were organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warrants, engage in business combinations presented to us by persons or firms who or which desire to become an SEC reporting company. We will not restrict our search to any specific business, industry or geographical location.

     We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing business combinations will be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

     We presently have no employees. Our officer and director is engaged in business activities outside of us, and the amount of time he will devote to our business will only be between five, 5, and twenty, 20, hours per person per week. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Year 2000 Issues

     Because we currently have no operations, we do not anticipate incurring significant expense with regard to Year 2000 issues.

Selected Financial Data

     The following information concerning our financial position and operations is as of and for the September 30, 1999 and for the nine months ended September 30, 1999


          Total assets                                               $     0
          Total liabilities                                                0
          Equity                                                           0
          Sales                                                            0
          Net loss                                                  $     79
          Net loss per share                                       $    0.00

Management Discussion And Analysis Or Plan Of Operation

     We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $79. We have agreed to pay our management a fee of $55,000, to be paid from the Merger Fee.

     Substantially all of our expenses that must be funded by management will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of an acquisition, we anticipate our expenses to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

     We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we find an acquisition and therefore do not expect to issue any additional securities before the closing of a business combination.

     We expect no Year 2000 problems, as our business is not dependent upon any computer. However, the business we acquire could experience interruptions in its business and significant losses if it or its customers or vendors rely on computer information systems that are unable to accurately process dates beginning on January 1, 2000.

Properties.

     We are presently using the office of Michael T. Williams, 2503 W. Gardner Ct., Tampa FL, at no cost as our office. Such arrangement is expected to continue only until a business combination is closed, although there is currently no such agreement between us and Mr. Williams. We at present own no equipment, and do not intend to own any.

Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth information about our current shareholders. The person named below has sole voting and investment power with respect to the shares. The numbers in the table reflect shares of common stock held as of the date of this Information Statement/Prospectus:
                                                            Shares Owned             Percentage

                 Michael T. Williams(1)                        890,000                   89%
                 2503 W. Gardner Ct.
                 Tampa, FL 33611

                 Nidal Z. Zayed                                110,000                   11
                 860 Parkview Blvd.
                 Lombard, IL 60148

                 All directors and officers as a              1,000,000                  90
                 group - 1 persons

 (1) Owned as Tenants by the Entireties by Michael Williams and Donna Williams, his wife.

     Mr. Williams may be deemed our promoter, as that term is defined under the securities act of 1933.

Directors and Executive Officers.

     The following table and subsequent discussion sets forth information about our director and executive officer, who will resign upon the closing of the acquisition transaction. Our director and executive officer was elected to his position in March, 1999.

 Name                      Age                    Title

 Michael T. Williams       51                     President, Treasurer
                                                  and Director

     Michael T. Williams responsibilities will include management of our operations as well as our administrative and financial activities. Since 1975 Mr. Williams has been in the practice of law, initially with the U.S.
 Securities and Exchange Commission until 1980, and since then in private practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Executive Compensation.

     Mr. Williams receives no compensation


Certain Relationships and Related Transactions.

     Mr. Williams will sell all his stock except 100,000 shares back to us for the aggregate sum of $1 upon closing of the acquisition transaction.

Legal Proceedings.

     We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers.

      Our director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

     We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

     Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

     As we will reincorporate in Delaware before the closing of the merger, the following information about Delaware law is provided:

     Section 203 of Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term business combination is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

(i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder;

(ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

(iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which

o             constitutes certain
o             mergers or consolidations
o sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis orthe aggregate market value of all the outstanding stock of the corporation
o proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;
o             is  with  or  by  a  person  who  was  either  not  an  interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors
o is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

     Stockholder Voting on Mergers and Similar Transactions. The laws of Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. They do not require a stockholder vote of the surviving corporation in a merger unless the corporation provides otherwise in its certificate of incorporation if

o the merger agreement does not amend the existing certificate of incorporation,

o each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

o             the number of shares to be issued by the surviving  corporation in
              the  merger  does  not  exceed  20%  of  the  shares   outstanding
              immediately prior to the merger.

     The laws of Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     Delaware law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.


           DESCRIPTION OF SIXTH BUSINESS SERVICE GROUP'S CAPITAL STOCK

Common Stock

     As of September 30, 1999, there were 1,000,000 shares of common stock outstanding held of record by 2 stockholders. There will be 10,000,000 post merger shares of common stock outstanding after giving effect to the issuance of the shares of common stock to the public under this prospectus.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

     There are no shares of preferred stock outstanding. issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the merger, we currently have no plans to issue any additional shares of preferred stock.

Dividends

     We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

    We are the transfer agent and registrar for our common stock.


COMPARISON OF RIGHTS OF SIXTH BUSINESS SERVICE GROUP STOCKHOLDERS
                AND TELESOURCE SHAREHOLDERS

     Because Sixth Business Service Group will change its state of incorporation, articles or articles and bylaws to be the same as those of Telesource, the rights of shareholders of Telesource will not change as a result of the merger.


                              AVAILABLE INFORMATION

     Telesource is not and, until the effectiveness of the registration statement (as defined below), Sixth Business was not, subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, proxy statements or other information with the Commission. Under the rules and regulations of the Commission, the solicitation of proxies from the shareholders of Telesource to approve the merger constitutes an offering of Sixth Business common stock to be issued in connection with the merger. Accordingly, Sixth Business has filed with the Commission a registration statement on Form S-4 under the Securities Act, with respect to such offering from time to time, the registration statement. This proxy statement/prospectus constitutes the prospectus of Sixth Business that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

The financial statements of Sixth Business Service Group, Inc. as of and for the period March 15, 1999 through September 30, 1999, also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Kingery Crouse & Hohl P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Telesource International, Inc. as of December 31, 1998 and for the one year ended December 31, 1998, also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Pender Newkirk & Company, CPAs, independent accountants, given on the authority of that firm as experts in accounting and auditing.




                                  LEGAL MATTERS

     The validity of the shares of Sixth Business Service Group common stock being offered by this information statement/prospectus and certain federal income tax matters related to the exchange are being passed upon for Sixth Business Service Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 890,000 shares pre merger and 100,000 shares post merger of the stock of Sixth Business Service Group.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Telesource International Inc.:
     Report of Independent Accountants....................................   F-1

     Consolidated  Balance Sheet as of December 31, 1998 and 1997, of which only
          1998 is audited................................................    F-2

     Consolidated Statements of Income for the years ended December 31, 1998 and
          1997, of which only 1998 is audited.............................   F-3

     Consolidated  Statements  of  Shareholder's  Equity  for  the  years  ended
          December    31,    1998   and   1997,    of   which   only   1998   is
          audited........................................................... F-4

     Consolidated Statements of Cash Flows for the years ended December 31, 1998
          and 1997, of which only 1998 is audited.........................   F-5

     Notes to Consolidated Financial Statements as of December 31, 1998...   F-6

     Consolidated Balance Sheet as of September 30, 1999, unaudited.......  F-17

     Consolidated  Statements of Income for the nine months ended  September 30,
           1999 and 1998, unaudited........................................ F-18

     Consolidated Statements of Cash Flows for the nine months ended
          September 30, 1999 and 1998, unaudited.........................   F-19

     Notes to Consolidated Financial Statements.as of September 30, 1999.   F-20

     Sixth Business Service group, Inc.:

     Independent Auditors' Report........................................

     Financial Statemetns as of and for the period March 15, 1999
       (date of incorporation) to September 30, 1999......................

        Balance Sheet.....................................................

        Statement of Operations...........................................

        Statement of Stockholders' Equity.................................

        Statement of Cash Flows...........................................

        Notes to Financial Statements.....................................

                            Independent Auditors' Report



Board of Directors
Telesource International, Inc.
Lombard, Illinois



We have audited the accompanying consolidated balance sheet of Telesource International, Inc. and Subsidiaries as of December 31, 1998 and related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of Telesource International, Inc. and Subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telesource International, Inc. and Subsidiaries as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
December 3, 1999

                         Telesource International, Inc.
                           Consolidated Balance Sheets


                                                                                       December 31,          December 31,
                                                                                           1998                  1997
                                                                                    -------------------    ------------------
                                                                                                              (unaudited)
Assets:
       Cash and cash equivalents                                                           $   958,146            $  944,955
       Accounts receivable (including related party receivables of $186,326
          and $490,854 at 1998 and 1997, respectively)                                         191,078             1,086,581
       Prepaid expenses                                                                         88,686               106,241
       Other current assets - related party                                                     10,000                25,000
                                                                                    -------------------    ------------------
             Total current assets                                                            1,247,910             2,162,777

       Costs and estimated earnings in excess of billings                                   22,502,747             5,187,997

       Deposits                                                                                 59,113               644,746
       Premises and equipment, net of depreciation of $680,182
          and $251,579 at 1998 and 1997, respectively                                        1,786,409             1,138,567
       Excess of cost over fair value of net assets acquired, net of accumulated amortization of $319,360 and $31,936 at
         1998 and 1997, respectively                                                                 -               287,424
                                                                                    -------------------
                                                                                                           ==================
             Total assets                                                                 $ 25,596,179           $ 9,421,511
                                                                                    ===================    ==================


Liabilities and shareholder's equity:
       Accounts payable (including related party accounts payable of
          $527,203 and $139,100 at 1998 and 1997, respectively)                            $   771,436            $  787,520
       Accrued expenses (including related party accrued expenses of
          $598,110 and $202,012 at 1998 and 1997, respectively)                                707,338               202,012
       Customer deposits - related party                                                       125,000               125,000
       Current maturities on long-term debt - (including related party debt
           of $700,000 at 1997                                                                       -             6,700,000
       Current liabilities - related party                                                      58,503               222,904
       Current taxes payable                                                                   385,000                     -
                                                                                    -------------------    ------------------
             Total current liabilities                                                       2,047,277             8,037,436

       Deferred tax liability                                                                  232,382                     -
       Long-term debt (including related party debt  of $278,374 at 1997)                   17,500,000               278,374
                                                                                    -------------------
                                                                                                           ------------------
             Total liabilities                                                              19,779,659             8,315,810
                                                                                    -------------------    ------------------


Commitments and contingent liabilities

Shareholder's equity:
       Common stock, $0.01 par value, 50,000,000 shares
         authorized,10,000,000 shares issued and outstanding                                   100,000               100,000
       Additional paid-in capital                                                              847,225               147,225
       Retained earnings                                                                     4,869,295               858,476
                                                                                    -------------------    ------------------
             Total shareholder's equity                                                      5,816,520             1,105,701
                                                                                    -------------------
                                                                                                           ==================
             Total liabilities and shareholder's equity                                   $ 25,596,179           $ 9,421,511
                                                                                    ===================    ==================



                         Telesource International, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS for the twelve months ended December 31, 1998 and December 31, 1997


                                                                                                     Years Ended
                                                                                    ----------------------------------------------
                                                                                            1998                     1997
                                                                                    ---------------------    ---------------------
                                                                                                                 (unaudited)
Revenues:
   Construction revenues (including related party construction revenues
      of $3,786,177 and $3,561,055 in 1998 and 1997, respectively)                          $ 26,288,924              $ 3,561,055
   Sales (including related party sales of $5,427,103 and $4,247,086 in
      1998 and 1997, respectively                                                              5,446,731                8,570,339
   Rental income - related party                                                               1,380,596                  882,078
   Service fees - related party                                                                  351,956                  362,536
                                                                                    ---------------------    ---------------------

         Gross revenues                                                                       33,468,207               13,376,008
                                                                                    ---------------------    ---------------------

Costs and expenses:
   Construction costs                                                                         21,729,942                3,563,007
   Cost of sales                                                                               5,301,348                8,057,617
                                                                                    ---------------------    ---------------------

         Gross profit                                                                          6,436,917                1,755,384
                                                                                    ---------------------    ---------------------

Expenses:
   Salaries and employee benefits                                                                386,571                  452,795
   Occupancy and equipment                                                                       293,112                  305,290
   General and administrative                                                                    748,935                  346,543
   Impairment of long-lived assets                                                               271,456                        -
                                                                                    ---------------------    ---------------------

         Total expenses                                                                        1,700,074                1,104,628
                                                                                    ---------------------    ---------------------

         Operating profit                                                                      4,736,843                  650,756
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

Other income (expense):
   Interest income                                                                                12,453                        -
   Interest expense                                                                             (39,963)                 (36,799)
   Other income, net                                                                               4,281                    6,102
                                                                                    ---------------------    ---------------------

        Total other (expense)                                                                   (23,229)                 (30,697)
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

        Income before income taxes                                                             4,713,614                  620,059
                                                                                    ---------------------    ---------------------

Income tax expense                                                                               702,795                   26,469
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

        Net income                                                                           $ 4,010,819               $  593,590
                                                                                    =====================    =====================

Basic and diluted earnings per share                                                           $    0.40                $    0.06
                                                                                    =====================    =====================

Weighted average shares outstanding                                                           10,000,000               10,000,000
                                                                                    =====================    =====================

                         Telesource International, Inc.
                 CONSOLIDATED  STATEMENTS OF SHAREHOLDER'S EQUITY for the twelve months ended December 31, 1998 and 1997

                                               Common Stock
                                       ------------------------------
                                                                          Additional
                                                             Par           Paid-in          Retained            Total
                                          Shares            Value          Capital          Earnings           Equity
                                       --------------    ------------    -------------    --------------    --------------
Balance at December 31, 1996
   (unaudited)                            10,000,000        $100,000         $147,225          $264,886          $512,111

Net income (unaudited)                                                                          593,590           593,590
                                       --------------    ------------    -------------    --------------    --------------

Balance at December 31, 1997
   (unaudited)                            10,000,000         100,000          147,225           858,476         1,105,701

Capital contribution by
shareholder                                                                   700,000                             700,000

Net income                                                                                    4,010,819         4,010,819
                                       --------------    ------------    -------------    --------------    --------------

Balance at December 31, 1998              10,000,000        $100,000         $847,225        $4,869,295        $5,816,520
                                       ==============    ============    =============    ==============    ==============

                         Telesource International, Inc.
                      CONSOLIDATED  STATEMENTS  OF CASH  FLOWS  for  the  twelve months ended December 31, 1998 and 1997



                                                                                             Years Ended
                                                                                --------------------------------------
                                                                                      1998                 1997
                                                                                -----------------    -----------------
                                                                                                       (unaudited)
Cash flows from operating activities:
   Net income                                                                        $ 4,010,819           $  593,590
   Adjustments to reconcile net income to net
       cash (used in) operating activities:
           Depreciation                                                                  435,920              203,188
           Amortization of intangible assets                                              15,968               15,968
           Impairment of long-lived assets                                               271,456                    -
           Changes in assets and liabilities:
              Receivables                                                              1,482,603          (1,531,681)
              Costs and estimated earnings in excess of billings                    (17,314,750)          (4,983,579)
              Other assets                                                                31,088               43,031
              Other liabilities                                                          324,841              235,141
              Deferred tax liability                                                     617,382                    -
                                                                                -----------------    -----------------


                    Net cash (used in) operating activities                         (10,124,673)          (5,424,342)
                                                                                -----------------    -----------------

Cash flows from investing activities:
   Premise and equipment expenditures                                                (1,083,762)            (683,933)
                                                                                -----------------    -----------------


            Net cash (used in) investing activities                                  (1,083,762)            (683,933)
                                                                                -----------------    -----------------

Cash flows from financing activities:
   Proceeds from borrowings                                                           17,500,000            6,978,374
   Payments made on borrowings                                                       (6,978,374)                    -
   Proceeds from shareholder contribution                                                700,000                    -
                                                                                -----------------    -----------------

            Net cash provided by financing activities                                 11,221,626            6,978,374
                                                                                -----------------    -----------------

Net increase in cash and cash equivalents                                                 13,191              870,099

Beginning cash and cash equivalents                                                      944,955               74,856
                                                                                -----------------    -----------------

Ending cash and cash equivalents                                                      $  958,146           $  944,955
                                                                                =================    =================

Supplemental disclosure:
     Cash paid during the period for interest                                         $  379,436           $  169,038
     Cash paid during the period for federal income taxes                             $  180,018           $  100,905


                          TELESOURCE INTERNATIONAL INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1998 and 1997 (1997 is unaudited)

1.       Background:

         Telesource International ("Telesource" or the "Company") was incorporated in Delaware in 1994. Telesource is an international engineering and construction company, which is in the business of constructing projects, which range from single family housing units to electrical power generation plants. In the Commonwealth of Mariana Islands (U.S. Territory) the Company also operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. The Company's facility in Lombard, Illinois, annually handles the procurement, export and shipping of several millions of dollars worth of U.S. fabricated products for use by the Company's subsidiaries or for resale to customers outside of the mainland. Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of Sayed Hamid Behbehani & Sons Co. W.L.L. ("SHBC"), a Kuwait-based civil, electrical and mechanical construction company.


         The Company conducts its operations primarily through subsidiaries. Telesource currently has three subsidiaries. The Company's Mariana subsidiary, Telesource CNMI, handles construction and management of the Company's power facilities in the Commonwealth of Mariana Islands. The Company's second subsidiary, Commsource International, is an international export company that facilitates the purchase of equipment in the U.S. The Company's third subsidiary Telesource Pacifica and Pacifica Power Resources, a trading company, was created to take advantage of opportunities we believe will be available there. Telesource Pacifica and Pacifica Power Resources was opened in late 1998 and no operational revenues were recognized during 1998.

         Telesource has three main operating segments: construction services, trading of U.S. fabricated goods and power generation.
         The power generation activities commenced in March 1999.


2.       Summary of Significant Accounting Policies:

         Customer  and Credit Concentration

         The Company has a concentration with two major customers. One customer is the Commonwealth Utilities Corporation ("CUC"). The Company was contracted by the CUC to construct and operate a power generation facility. In March 1999, the power generation plant became operational. Power revenues from this plant did not begin until March 1999 and were earned under a long-term power purchase agreement with the same customer. The other major customer, SHBC, is the Company's parent corporation and a related party. In 1997, the Company was contracted to construct a radio relay station for SHBC and completed its construction in 1998. The radio relay station contract was on a cost basis with a fee to be paid to the Company in the amount of a 7.5% premium added to the costs on any local products used in the construction of the radio relay station. The Company's subsidiary, Commsource International, which is involved in the trading of U.S. fabricated products had one major customer, SHBC, which is a related party. The Company expects that the concentration of its revenues with SHBC will continue for the foreseeable future.

         The Company had a concentration of credit with the CUC. At December 31, 1998 the costs and estimated earnings in excess of billings for the construction activities on the power generation plant were $22,502,747. Subsequent to year end, the Company has received promissory notes that have a payment amount of $180,000 per month for ten years as repayment. The Company performs ongoing credit evaluations of its customers to determine if a provision for credit losses is appropriate. At December 31, 1998 and 1997, the Company had no provision for credit losses.

         Principals of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Telesource currently has three subsidiaries. The Mariana subsidiary, Telesource CNMI Inc., handles construction and management of the Company's power facilities in the Common Wealth of Mariana Islands. Commsource International, is an international export company that facilitates the purchase of equipment fabricated in the U.S. The third subsidiary in Guam, Telesource Pacifica and Pacifica Power Resources, a trading company, was created to take advantage of opportunities expected to be available there. All significant intercompany transactions and accounts have been eliminated.


         Deposits in excess of Federal Deposit Insurance Corporation Insurance

         The Company maintains cash in accounts in excess of the Federal Deposit Insurance Corporation's insured limit of $100,000.

         Cash and Cash Equivalents

         Telesource records as cash and cash equivalents all highly liquid short-term investments with original maturities of three months or less.

         Receivables

         The Company extends credit to its various customers based on the customer's ability to pay. Based on management's review of the accounts receivable, no allowance for doubtful accounts is considered necessary.

         Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated economic lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

         Revenue Recognition

         Revenue from construction contracts including construction joint ventures is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated.

         The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

         Revenue from the Company's trading of U.S. fabricated goods is recognized at the time of shipment. The Company recognizes service revenues and energy sales in the period in which the commodity is delivered or when the work is performed. Telesource recognizes rental revenue on the accrual basis pursuant to contractual arrangements between the Company and its customers.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         Income Taxes

         Telesource accounts for income taxes using an asset and liability approach under which deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

         Deferred Tax Assets and Liabilities

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

         Computation of Earnings Per Share

         Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding, excluding restricted common stock. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any dilutive potential common shares outstanding at December 31, 1998 and 1997.

         Stock Split

         In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

         Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. On May 19, 1999, the Financial Accounting Standards Board voted to defer the implementation date of this statement, thereby making it effective for the Company's fiscal year 2001. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of the Company.


3.       Accounts Receivable:

                                                                             December 31,           December 31,
                                                                                 1998                   1997
                                                                          -------------------    --------------------
                                                                                                       (unaudited)
         Construction contracts completed and in progress                        $   181,688            $  1,044,824
         Construction material sales                                                   9,390                  41,757
                                                                          -------------------    --------------------

                                                                                 $   191,078            $  1,086,581
                                                                          ===================    ====================



4.       Costs and Estimated Earnings on Uncompleted Contracts:

         Long-term construction contracts in progress accounted for using the percentage-of-completion method at December 31 consisted of:

                                                                            December 31,            December 31,
                                                                                1998                    1997
                                                                        ---------------------    --------------------
                                                                                                     (unaudited)
         Costs incurred on uncompleted contracts                                $ 21,729,942            $  3,563,007
         Capitalized preconstruction costs                                                                 5,187,997
         Estimated earnings (loss)                                                 4,174,248                 (1,952)
                                                                        ---------------------    --------------------

                                                                                  25,904,190               8,749,052
         Less billings to date                                                     3,401,443               3,561,055
                                                                        =====================    ====================
                                                                                $ 22,502,747            $  5,187,997
                                                                        =====================    ====================

         Included  in  the  accompanying   balance  sheet  under  the  following
              captions:
                   Costs and estimated earnings in excess of
                         billings on uncompleted contracts                      $ 22,502,747            $  5,187,997

                                                                        =====================    ====================


5.       Premises and Equipment:

                                                                            December 31,            December 31,


                                                                                1998                    1997
                                                                        ---------------------    --------------------

                                                                                                     (unaudited)
         Machinery and equipment                                                $  1,580,178             $   797,160
         Office furniture and equipment                                              463,038                 364,408
         Computer and communication equipment                                         88,394                  62,610
         Autos                                                                       206,701                 157,400
         Leasehold improvements                                                      134,200                   8,568
                                                                        ---------------------    --------------------
                                                                                   2,472,511               1,390,146

         Less accumulated depreciation and amortization                              686,102                 251,579
                                                                        ---------------------    --------------------

         Net premises and equipment                                             $  1,786,409            $  1,138,567
                                                                        =====================    ====================


6.       Long-Term Debt and Credit Arrangements:

                                                                            December 31,            December 31,
                                                                                1998                    1997
                                                                        ---------------------    --------------------
                                                                                                     (unaudited)
         Notes payable to banks                                                $  17,500,000            $  6,000,000
         Other notes payable                                                               -                 978,374
         Current maturities                                                                             $  6,700,000


         At December 31, 1998, the long term debt outstanding had a balance of $17,500,000 and the loan agreement provides for borrowings of up to $25,000,000 on the existing note with the Commercial Bank of Kuwait, New York Branch,. This note carries a floating interest rate of the three month LIBOR plus 3.0% and interest payments are due annually. This note is a balloon note with the principal due at maturity on February 20, 2002. This note is guaranteed by SHBC, the only stockholder at December 31, 1998 and the majority stockholder at September 30, 1999, and SHBC's majority stockholders, Fouad Bebehani and Nasarallah Behbeani. The unused and available portion of the line of credit at December 31, 1998 was approximately $7,500,000.

         Other notes payable at December 31, 1997 are comprised of two unsecured notes payable to SHBC. The first note was non-interest bearing and had a balance at December 31, 1997 of $278,374. The second note had a balance at December 31, 1997 of $700,000 with a scheduled maturity of December 31, 1998. The first note was paid-off during 1998 and the second note of $700,000 was paid off with funds received in a capital contribution by SHBC during 1998.


7.       Shareholder's Equity:

         During the years ended December 31, 1998 and 1997, 10,000,000 shares of the Company's common stock were issued and outstanding. The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. The proceeds from this capital contributions was used to repay debt to the same stockholder. The Company had no remaining debt owed to SHBC at December 31, 1998.


8.       Earnings Per Share:

         In accordance with the disclosure requirements of "SFAS 128", a reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:

         Years Ended December 31,                                                      1998               1997
                                                                                   --------------    ----------------

                                                                                                       (unaudited)
         Numerator - basic and diluted earnings per share
                              Net income                                              $4,010,819          $  593,590
                                                                                   ==============    ================
         Denominator - Basic earnings per share
                              Common stock outstanding                                10,000,000          10,000,000
                                                                                   ==============    ================

         Basic and diluted earnings per share                                           $   0.40           $    0.06
                                                                                   ==============    ================


9. Financial Instruments With Off-Balance-Sheet Risk and Concentrations of Credit Risk:

         The Company is party to financial instruments with off-balance-sheet risk, entered into in the normal course of business to meet the Company's financing needs. These financial instruments involve letters of credit. The instruments involve, to varying degrees, elements of interest rate risk in excess of the amount recognized in the financial statements.

9. Financial Instruments With Off-Balance-Sheet Risk and Concentrations of Credit Risk: continued

         The Company is in the process of constructing a diesel fired electric generation plant, which will be operated by the Company for a period of ten years upon completion of the construction phase. The Company will receive monthly payments for ten years which will include repayment to the Company for the construction costs, fees for the generation of electricity as well as fees for the operation and maintenance of the power plant. Subsequent to year end, the Company has received promissory notes covering the first phase of constructing the power plant. The promissory notes have a repayment schedule of ten years and a payment of $180,000 per month. The Company's exposure to credit loss in the event of nonperformance by counter parties to the promissory notes is represented by the contractual amount of those instruments.

         The total amounts of financial instruments with off-balance sheet risk at December 31, 1998 and 1997 were $21,600,000 and none, respectively.


10.      Related Party Transactions:

         Certain of the Company's executive officers, directors and major shareholders are also owners, officers and/or directors of SHBC located in Kuwait. SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole shareholder of Telesource International prior to July 1999 and will own approximately 61% of the common stock outstanding upon completion of the proposed merger with Sixth Business Service Group. SHBC and Telesource International bid and compete within the same industries; however, SHBC has agreed in writing to not bid projects within the United States and its possessions. Additionally, SHBC and SHBC's majority shareholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York Branch, and SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani have signed as guarantors on a $395,000 letter of credit with the Commercial Bank of Kuwait, New York Branch. The
         $25,000,000 promissory note is used by Telesource to finance the construction activities on the power plant and the letter of credit will be used to secure a performance surety bond on an overhead line project. SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have also signed as guarantors on a $2,000,000 line of credit with the Kuwait Real Estate Bank for Telesource. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

         Additionally, from time-to-time the Company may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource on certain projects in the Northern Mariana Islands. The rates paid will not exceed the fair market value of similar services provided by unrelated third parties.

         In 1996, the Company was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency. The agreement between SHBC and the Company included payment to the Company on a monthly basis for all time and material plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in early 1999, however, an addition to the radio relay station was approved and the Company was hired by SHBC to perform additional construction services on the radio relay station under the same terms as the original agreement. The Company does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

         The following table describes the condensed financial information related to SHBC, all revenues and expenses relate to the radio relay station project:

                              Years Ended December 31,                      1998                 1997
                                                                       ----------------    ------------------

                                                                                              (unaudited)
               Construction revenues                                       $ 3,786,177           $ 3,561,055
               Sales                                                         2,236,888             3,801,805
                                                                       ----------------    ------------------
                    Gross revenues                                           6,023,065             7,362,860
               Construction costs                                            3,603,465             3,563,007
               Cost of sales                                                 2,110,272             3,586,608
                                                                       ----------------    ------------------

                     Gross profit                                           $  309,328            $  213,245
                                                                       ================    ==================

         The Company had sales of $5,427,103 and $4,247,086 during the twelve months ended December 31, 1998 and 1997, respectively to SHBC, including sales listed above for the radio relay station project. At December 31, 1998 and 1997, the Company had receivables due from SHBC in the amount of $186,326 and $490,854, respectively. The transaction with SHBC listed above are not necessarily indicative of what third parties would have agreed to.

         The above amounts and related party amounts disclosed on the financial statements are not necessarily indicative of the amounts which would have been incurred had comparable transactions been entered into with independent parties.


11.      Federal Income Tax:

         The components of the provision for income taxes are as follows:

                                                                 December 31,          December 31,
                                                                     1998                  1997
                                                               ------------------    -----------------
                                                                                       (unaudited)
                     Currently payable                                $  385,000           $   26,469
                     Deferred taxes                                      317,795                    -
                                                               ------------------    -----------------
                                                                      $  702,795           $   26,469
                                                               ==================    =================

         The difference between the provision for income taxes and the amounts obtained by applying the statutory U.S. Federal Income tax rate to the consolidated net income before taxes is as follows:

                                                                 December 31,          December 31,
                                                                     1998                  1997
                                                               ------------------    -----------------
                                                                                         (unaduited)
              Tax expense at statutory rate                          $ 1,602,629           $  210,820
              Benefit of subsidiary's net
                 operating losses not deductible                       (101,774)             (35,006)
              Reduction of taxes due to Northern
                 Mariana Territorial Income tax credit                 (504,349)             (73,993)
              Reduction of taxes due to Northern
                 Mariana Island Business gross
                 receipts tax                                          (293,711)             (75,352)
                                                               ------------------    -----------------
              Effective tax rate                                      $  702,795           $   26,469
                                                               ==================    =================

         The sources of significant temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                        1998                  1997
                                                                  ------------------    -----------------

                                                                                          (unaudited)
         Deferred tax assets
            Tax basis of tangible and intangible
               assets in excess of book basis                       $        21,555             $      -
            Accrued expenses not deductible until paid                        7,500               16,650
            Net operating loss carryovers                                    22,350                7,500
            Unused alternative minimum tax credit                           476,713                    -
                                                                  ------------------    -----------------
                                                                            528,118               24,150
            Valuation allowance                                            (47,655)             (24,150)
                                                                  ------------------    -----------------
            Deferred tax assets                                             480,463                    -
                                                                  ------------------    -----------------


         Deferred tax liabilities
            Difference in reporting gross profit
               on uncompleted contracts                                     330,379                    -
            Taxes due on Northern Mariana Island
               Business gross receipts tax                                  382,466                    -
                                                                  ------------------    -----------------
                                                                            712,845                    -
                                                                  ------------------    -----------------
            Net deferred tax liability                                   $  232,382             $      -
                                                                  ==================    =================

         Telesource International, Inc., Commsource International, Inc. and Telesource CNMI, Inc. file separate corporation income tax returns. Telesource International, Inc. and Commsource International, Inc. are U.S. corporations which file separate
         U.S. Corporate tax returns. Telesource CNMI, Inc. is a Commonwealth of Northern Mariana Island corporation and files a corporation tax return for this commonwealth.

         At  December  31,  1998,  Telesource  International,   Inc.  and
         Commsource International, Inc. have net operating loss carryforwards of approximately $91,000 and $209,000, respectfully. The net operating loss carryforwards expire in the years
         2000 through 2018. The utilization of this net operating loss carryforward is limited by Section 382 of the Internal Revenue
         Code of 1986 to approximately $15,000 annually until its expiration.


12.      Commitments and Contingencies:

         Minimum rental commitments under all noncancellable-operating leases, primarily property, vehicles and construction equipment, in effect at December 31, 1998 were:

                 Years Ending December 31,
                    1999                      $   206,425
                    2000                          101,100
                    2001                           99,000
                    2002                           92,700
                    2003                          108,750
                                           ------------------------

                 Total minimum rental commitment  607,975
                 Less prepayments                  83,442
                                           -------------------------
                                              $   524,533
                                           =========================

         Lease expense was $231,849 for the year ended December 31, 1998 and $262,175 for the year ended December 31, 1997.

         Telesource is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company's financial position or results of operations.


13.      Business Segment Information:

         The Company adopted "SFAS No. 131", Disclosure About Segments of an Enterprise and Related Information, in 1998. The adoption of this statement did not have any effect on either the current or prior year's presentation of reportable segments. For 1998 and 1997, the Company was primarily involved in two lines of business, construction and trading of U.S. fabricated products. There were no material amounts of transfers between lines of business. Any intersegment sales have been eliminated. Telesource has three operating segments: construction services, trading of U.S. fabricated goods and power generation. Power generation activities did not commence until March 1999 and therefore no segment information is available. The following table sets forth certain segment information for the periods indicated:

                                                           Construction           Trading               Total
                                                         -----------------    -----------------    -----------------

         1998:
               Gross revenues                                $ 28,069,654          $ 5,398,553         $ 33,468,207
               Costs and expenses                              21,931,964            5,099,326           27,031,290
                     Gross profit                               6,137,690              299,227            6,436,917
               Expenses                                           824,390              875,684            1,700,074
               Operating profit (loss)                          5,313,300            (576,457)            4,736,843
               Other income (expense)                            (35,682)               12,453             (23,229)
               Net income (loss)                                4,574,823            (564,004)            4,010,819

               Current assets                                     925,732              322,178            1,247,910
               Costs and estimated earnings in excess
                   of billings                                 22,502,747                    -           22,502,747
               Total assets                                    25,171,887              424,292           25,596,179
               Total liabilities                               19,292,695              486,964           19,779,659

         1997: (unaudited)
               Gross revenues                                 $ 4,805,669          $ 8,570,339         $ 13,376,008
               Costs and expenses                               3,563,007            8,057,617           11,620,624
                     Gross profit                               1,242,662              512,722            1,755,384
               Expenses                                           467,159              637,469            1,104,628
               Operating profit (loss)                            775,503            (124,747)              650,756
               Other expense                                       30,697                    -               30,697
               Net income (loss)                                  718,337            (124,747)              593,590

               Current assets                                   2,090,403               72,374            2,162,777
               Costs and estimated earnings in excess
                   of billings                                  5,187,997                    -            5,187,997
               Total assets                                     8,346,759            1,074,752            9,421,511
               Total liabilities                                7,042,390            1,273,420            8,315,810


         Gross profit is total operating revenue less operating expenses. Gross profit excludes general corporate expenses, interest expense, interest income and income taxes.

15.      Subsequent Events:

         Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the Company's business. The Company has agreed to pay him an annualized base salary of $220,000 for the current fiscal year, subject to an increase on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. The Company has agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. The Company has agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. The Company has also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

         During 1999, Commsource International, a subsidiary of Telesource, adopted a 401(k) employee benefit plan that covers all employees who meet certain age and service requirements. Employees may make contributions to the plan through salary deferrals. Commsource International does not provide any matching funds for contributions; however, Commsource International does cover the expenses of administering the plan. The annual costs to administer the plan are expected to be approximately $750.

         On May 2, 1999, Telesource was approved for a letter of credit in the amount of $2,000,000 from the Kuwait Real Estate Bank. This letter of credit is secured by a guarantee from SHBC. The letter of credit has an interest rate of LIBOR plus 2.5% and matures on May 12, 2001.

         On May 26, 1999, Telesource was approved for two term loans from the Bank of Hawaii in the amount of $1,000,000 each. Both term loans are cash secured for the full amount and have an interest rate of 1% over the rate paid for the deposit. Interest is due monthly and the principal is due at maturity on March 31, 2001.

                                                       F-23
                                          Telesource International, Inc.
                                            Consolidated Balance Sheets
                                             as of September 30, 1999
                                                    (unaudited)

Assets:

       Cash and cash equivalents                                                                          $   745,390
       Accounts receivable (including related party receivables of $143,676)                                  483,718
       Notes receivable                                                                                     1,297,793
       Prepaid expenses                                                                                       223,870
       Other current assets - related party                                                                    10,000
                                                                                                   -------------------
             Total current assets                                                                           2,760,771

       Costs and estimated earnings in excess of billings                                                  21,944,282

       Deposits                                                                                               188,136
       Investment                                                                                           1,050,000
       Notes receivable                                                                                    11,606,762
       Premises and equipment, net of depreciation of $1,055,177                                            1,789,500
       Other assets                                                                                             6,554
                                                                                                   ===================
             Total assets                                                                                $ 39,346,005
                                                                                                   ===================


Liabilities and shareholders' equity:

       Accounts payable (including related party accounts payable of $1,570,325)                         $  2,273,916
       Accrued expenses                                                                                       748,953
       Customer deposits - related party                                                                      125,000
       Current liabilities - related party                                                                    207,946
                                                                                                   -------------------
             Total current liabilities                                                                      3,355,815

       Deferred tax liability                                                                                 826,956
       Long-term debt                                                                                      27,000,000
                                                                                                   -------------------
             Total liabilities                                                                             31,182,771
                                                                                                   -------------------


Commitments and contingent liabilities                                                                              -

Shareholders' equity:
       Common stock, $0.01 par value, 50,000,000 shares
         authorized,10,000,000 shares issued and outstanding                                                  100,000
       Additional paid-in capital                                                                             847,225
       Retained earnings                                                                                    7,216,009
                                                                                                   -------------------
             Total shareholders' equity                                                                     8,163,234
                                                                                                   -------------------
             Total liabilities and shareholders' equity                                                  $ 39,346,005
                                                                                                   ===================

                                The accompanying notes are an integral part
                                 of the consolidated financial statements
                                       Telesource International, Inc.
                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                           for the nine months ended September 30, 1999 and 1998
                                                 (unaudited)

                                                                                            1999                     1998
                                                                                    ---------------------    ---------------------
Revenues:
   Construction revenues (including related party construction revenues
      of $1,785,859 and $3,147,286, at 1999 and 1998, respectively)                        $  14,980,178            $  18,873,547
   Power generation revenues                                                                     138,938                        -
   Sales (including related party sales of $2,724,561 and $4,880,720,
      at 1999 and 1998, respectively)                                                          3,158,671                5,082,477
   Rental income (including related party rental income of $415,000 and
      $1,071,780, at 1999 and 1998, respectively)                                                419,060                1,071,780
   Service fees - related party                                                                  161,814                  283,673
                                                                                    ---------------------    ---------------------

         Gross revenues                                                                       18,858,661               25,311,477
                                                                                    ---------------------    ---------------------

Costs and expenses:
   Construction costs                                                                         12,511,007               15,940,744
   Cost of sales                                                                               2,833,013                4,719,689
                                                                                    ---------------------    ---------------------

         Gross profit                                                                          3,514,641                4,651,044
                                                                                    ---------------------    ---------------------

Expenses:
   Salaries and employee benefits                                                                426,007                  286,002
   Occupancy and equipment                                                                       103,881                  288,198
   General and administrative                                                                    776,265                  448,042
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

         Total expenses                                                                        1,306,153                1,022,242
                                                                                    ---------------------    ---------------------

         Operating profit                                                                      2,208,488                3,628,802
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

Other income (expense):
        Interest income                                                                        1,247,140                    9,210
        Interest expense                                                                       (180,780)                 (26,243)
        Other income (expense), net                                                               18,286                    (406)
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

        Income before income taxes                                                             3,293,134                3,611,363
                                                                                    ---------------------    ---------------------

Income tax expense                                                                               946,420                  509,493
                                                                                    ---------------------    ---------------------
                                                                                    ---------------------    ---------------------

        Net income                                                                         $   2,346,714            $   3,101,870
                                                                                    =====================    =====================

Basic and diluted earnings per share                                                         $      0.23              $      0.31
                                                                                    =====================    =====================

Weighted average shares outstanding                                                           10,000,000               10,000,000
                                                                                    =====================    =====================








                                    The accompanying notes are an integral part
                                     of the consolidated financial statements

                                           Telesource International, Inc.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS for
                               the nine months ended September 30, 1999 and 1998
                                                    (unaudited)


                                                                                      1999                  1998
                                                                                ------------------    ------------------

Cash flows from operating activities:
   Net income                                                                         $ 2,346,714           $ 3,101,870
   Adjustments to reconcile net income to net
       cash provided by (used in) operating activities:
           Depreciation                                                                   374,995               312,548
           Changes in assets and liabilities:
              Costs and estimated earnings in excess of billings                          558,465          (10,556,838)
              Accounts receivables                                                      (292,640)             1,111,056
              Other assets                                                              (270,761)                29,716
              Other liabilities                                                         1,693,538             1,828,086
              Deferred tax liability                                                      209,574               408,918
                                                                                ------------------    ------------------
                                                                                ------------------    ------------------

                    Net cash provided by (used in) operating activities                 4,619,885           (3,764,644)
                                                                                ------------------    ------------------

Cash flows from investing activities:
   Notes receivable on power generation plant                                        (13,115,690)                     -
   Payments received on notes receivable on power generation plant                        211,135                     -
   Purchase of time deposits                                                          (1,000,000)                     -
   Purchase of Telebond common stock (related party)                                     (50,000)                     -
   Premise and equipment expenditures                                                   (378,086)             (969,327)
                                                                                ------------------    ------------------
                                                                                ------------------    ------------------

            Net cash (used in) investing activities                                  (14,332,641)             (969,327)
                                                                                ------------------    ------------------

Cash flows from financing activities:
   Proceeds from borrowings                                                             9,500,000             6,300,000
   Payments made on borrowings                                                                  -             (278,374)
   Proceeds from shareholder contribution                                                       -               700,000
                                                                                ------------------    ------------------
                                                                                ------------------    ------------------

            Net cash provided by financing activities                                   9,500,000             6,721,626
                                                                                ------------------    ------------------

Net increase in cash and cash equivalents                                               (212,756)             1,987,655

Beginning cash and cash equivalents                                                       958,146               944,955
                                                                                ------------------    ------------------

Ending cash and cash equivalents                                                       $  745,390           $ 2,932,610
                                                                                ==================    ==================

Supplemental disclosure:
     Cash paid during the period for interest                                         $ 1,548,488            $  263,781
     Cash paid during the period for income taxes                                      $  329,038            $  100,575






                                    The accompanying notes are an integral part
                                     of the consolidated financial statements

                                           TELESOURCE INTERNATIONAL INC.
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Financial Statements:

         The Company is not currently required to prepare its financial statement pursuant to the rules and regulations of the SEC; however, it is the intent of the Company to become a qualified SEC filer and therefore the financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's registration statement on Form S-4 for the period ended December 31, 1998. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1999, and the results of its operations and its cash flows for the indicated periods have been included. The results of operations for such interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 1999.


2.       Computation of Earnings Per Share:

         Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding, excluding restricted common stock. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any dilutive potential common shares outstanding at September 30, 1999 and 1998.


3.       Notes Receivable:

         In March 1999, the Company completed its construction activities on phase I of the power generation plant located on the island of Tinian. The Company began operations of the plant and thus billed $13,115,690 for construction of the power generation plant. The Company is contracted to receive payments of $180,000 per month on these notes receivable for 120 periods or ten years. The Company received seven payments or $1,260,000 during the nine months ended September 30, 1999 and recognized $1,048,865 in interest income on the notes receivable.

4.        Costs and Estimated Earnings on Uncompleted Contracts:

         Long-term construction contracts in progress accounted for using the percentage-of-completion method at September 30, 1999 consisted of:

                                  September 30,
                                      1999
                                                            -------------------


                 Costs incurred on
                   uncompleted contracts                       $ 28,726,782
                 Estimated earnings (loss)                        7,800,703
                                                            -------------------
                                                                 36,527,485
                 Less billings to date                           14,583,203
                                                            -------------------

                                                               $ 21,944,282
                                                            ===================


                 Included in the accompanying  balance sheet under the following captions:
                           Costs and estimated earnings
                           in excess of billings on
                           uncompleted contracts               $ 21,944,282
                                                           ===================


         The billings to date for the nine months ended September 30, 1999 were $14,583,203 and consisted of $13,115,690 in billings for construction services along with $1,048,865 in billings for interest on the notes receivable and $418,648 of other items.


5.       Long-Term Debt and Credit Arrangements:



                                                               September 30,
                                                                    1999
                                                             -------------------

                 Notes payable to banks                           $ 27,000,000

                 Less current maturities                                   -
                                                             -------------------
                      Total long-term debt                        $ 27,000,000
                                                             ===================


         At September 30, 1999, the long term debt outstanding had a balance of $27,000,000, borrowed on two letters of credit. $25,000,000 on the existing note with the Commercial Bank of Kuwait, New York Branch. This note carries a floating interest rate of the three-month LIBOR plus 3.0% and interest payments are due annually. This note is a balloon note with the principal due at maturity on February 20, 2002. This note is guaranteed by SHBC, the only stockholder at December 31, 1998 and the majority stockholder at September 30, 1999, and SHBC's majority stockholders, Fouad Bebehani and Nasarallah Behbeani. The other $1,000,000 was borrowed from a letter of credit with the Kuwait Real Estate Bank dated May 2, 1999. This letter of credit has a maximum borrowing amount of $2,000,000 and carries an interest rate of LIBOR plus 2.5%, interest due annually and principal at maturity, with a maturity of May 12, 2001.

         On May 26, 1999, Telesource was approved for two term loans from the Bank of Hawaii in the amount of $1,000,000 each. Both term loans are cash secured for the full amount and have an interest rate of 1% over the rate paid for the deposit. Interest is due monthly and the principal is due at maturity on March 31, 2001.

6.       Shareholders' Equity:

         During the nine months ended September 30, 1999 and 1998, 10,000,000 shares of the Company's common stock were issued and outstanding. The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 during the nine months ended September 30, 1998. The proceeds from this capital contributions was used to repay debt to the same stockholder. The Company had no remaining debt owed to SHBC at September 30, 1999.

         In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

         At September 30, 1999, SHBC had sold 5,381,000 shares of Telesource stock to various entities and individuals, including members of the Behbehani family. At September 30, 1999, SHBC owned directly 4,619,000 shares and beneficially owned 6,639,000 shares (the beneficially owned shares includes the stock held by the Behbehani family).


7.       Earnings Per Share:

         In accordance with the disclosure requirements of "SFAS 128", a reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:

         Nine Months Ended September 30,                                               1999               1998
                                                                                   --------------    ----------------

         Numerator - basic and diluted earnings per share
                              Net income                                              $2,346,714         $ 3,101,870
                                                                                   ==============    ================

         Denominator - Basic earnings per share
                              Common stock outstanding                                10,000,000          10,000,000
                                                                                   ==============    ================

         Basic and diluted earnings per share                                           $   0.23           $    0.31
                                                                                   ==============    ================


8.       Commitments and Contingent Liabilities:

         Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to our business. We have agreed to pay him an annualized base salary of $220,000 for the current fiscal year, subject to an increase on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. We have agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. We have agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. We have also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

         During 1999, Commsource International, a subsidiary of Telesource, adopted a 401(k) employee benefit plan that covers all employees who meet certain age and service requirements. Employees may make contributions to the plan through salary deferrals. Commsource does not provide any matching funds for contributions; however, Commsource does cover the expenses of administering the plan. The annual costs to administer the plan are expected to be approximately $750.

         Telesource is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company's financial position or results of operations.

         In March 1999, the Company signed a three year lease for 20,000 square meters of land. The land will be used to store equipment for the Company. The lease has a total cost for the three year period of $75,000 and was paid in full. The lease is with Retsa Corporation. Our President and CEO, K.J. Semikian serves on Retsa Corporation's board of directors.

[Letterhead of Kingery Crouse & Hohl P.A.]


To the Board of Directors of Sixth Business Service Group, Inc.:

We have audited the accompanying balance sheet of Sixth Business Service Group, Inc.(the "Company"), a development stage enterprise, as of September 30, 1999, and the related statements of operations, stockholders' equity and cash flows for the period March 15, 1999 (date of incorporation) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999, and the results of its operations and its cash flows for the period March 15, 1999 (date of incorporation) to September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery Crouse & Hohl P.A.

October 15, 1999 Tampa, FL.

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                     BALANCE SHEET AS OF SEPTEMBER 30, 1999

 ------------------------------------------------------------------------------

TOTAL ASSETS                                                                                $            0
                                                                                            === ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY:
     Preferred stock - no par value - 20,000,000
        shares authorized; 0 shares issued and outstanding                                  $           0
    Common stock - no par value - 50,000,000 shares
        authorized; 1,000,000 shares issued and outstanding                                            79
    Deficit accumulated during the development stage                                                  (79)
                                                                                            --- -----------

         Total stockholders' equity                                                                      0
                                                                                            --- -----------

TOTAL                                                                                       $
                                                                                                         0
                                                                                            === ===========

-------------------------------------------------------------------------------

         SEE NOTES TO FINANCIAL STATEMENTS

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
              For the period March 15, 1999 (date of incorporation)
                              to September 30, 1999

-------------------------------------------------------------------------------


EXPENSES -
   Organizational costs                                                                 $               79
                                                                                        -- ----------------

NET LOSS                                                                                $               79
                                                                                        == ================

NET LOSS PER SHARE:
Basic                                                                                   $                0
                                                                                        == ================
Weighted average number of shares - basic                                                        1,000,000
                                                                                        == ================



--------------------------------------------------------------------------------

         SEE NOTES TO FINANCIAL STATEMENTS

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS'EQUITY
              For the period March 15, 1999 (date of incorporation)
                              to September 30, 1999

--------------------------------------------------------------------------------

                                                                                                Deficit
                                                                                               Accumulated
                                                                                               During the
                                               Common                      Preferred             Development
                                       Shares           Value        Shares        Value       Stage           Total
                                    -------------     -----------  ------------    ----------  ------------   ---------

Balances, March 15, 1999 (date of              0    $          0             0   $         0    $        0    $         0
incorporation)

Proceeds from the issuance
  of common stock                      1,000,000              79                                                       79

Net loss for the period,
  March 15, 1999
  (date of incorporation)
  to September 30, 1999                                                                               (79)           (79)
                                    -------------  --------------  ------------    ----------  ------------   ------------

Balances September 30, 1999            1,000,000   $          79             0   $         0   $      (79)              0
                                    =============  ==============  ============    ==========  ============   ============


------------------------------------------------------------------------------
         SEE NOTES TO FINANCIAL STATEMENTS

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
              For the period March 15, 1999 (date of incorporation)
                              to September 30, 1999

------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                                $        (79)
                                                                                              -- -----------

NET CASH USED IN OPERATING ACTIVITIES                                                                  (79)
                                                                                              -- -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Issuance of common stock                                                                           79
                                                                                              -- -----------

NET CASH PROVIDED BY FINANCIANG ACTIVITIES                                                               79
                                                                                              -- -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                                   0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                            0
                                                                                              -- -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                      $           0
                                                                                              == ===========


      Interest paid                                                                           $           0
                                                                                              == ===========

      Taxes paid                                                                              $           0
                                                                                              == ===========


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         SEE NOTES TO FINANCIAL STATEMENTS

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Sixth Business Service Group, Inc.(the "Company") was incorporated under the laws of the state of Florida on March 15, 1999. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to investigate and, if such investigation warrants, engage in business combinations. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include a merger and a subsequent public offering of its common stock, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.




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



NOTE C - INCOME TAXES

During the period March 15, 1999 (date of incorporation) to September 30, 1999, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTIONS

During the period March 15, 1999 (date of incorporation) to September 30, 1999, the Company's president provided start-up services and a portion of his home for office space for no consideration. The value of such services and office space provided are not considered significant and as such no expenses have been recorded.

NOTE E - COMMITMENTS

The company agreed orally to pay Michael T. Williams $55,000 for all services rendered through the closing of an acquisition or merger. This debt will be assumed and paid by the acquisition or merger candidate or its agent.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

------------------------------------------------------------------------------
Delaware
------------------------------------------------------------------------------

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     Under Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability (i) for breach of the Directors' duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. The provisions also does not affect a Directors' responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

-------------------------------------------------------------------------------
Florida
-----------------------------------------------------------------------------

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial  statement  schedules listed on the accompanying
Exhibit Index are filed as part of this Registration Statement and such Exhibit Index is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of , State of , on .

                                          Sixth Business Service Group, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.

                                            ------------------------------------
                                                  President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

-------------------------------------------- ----------------------------------------- ------------------------------------------
SIGNATURE                                    TITLE                                     DATE
-------------------------------------------- ----------------------------------------- ------------------------------------------
/s/ Michael T. Williams                      President and Treasurer                   12/8/99
-------------------------------------------- ----------------------------------------- ------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                              EXHIBIT DESCRIPTION
-------------                               --------------------------------
       2.01 Agreement and Plan of Merger and Plan of Reorganization dated as of November 30, 1999 among Sixth Business Service Group, Inc. and Telesource International, Inc.
       3.01      Certificate of Incorporation of Sixth Business Service Group
       3.02      By-laws of Sixth Business Service Group
       5.01 Opinion of Williams Law Group P.A. regarding the validity of the securities being registered.
       10.01 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and
                 Operation, and Transfer of Ownership dated June 10, 1997
       10.02 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number 1, dated November 30, 1998
       10.03 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number 2, dated November 30, 1998
       10.04 Agreement and Contract for Construction of Koblerville Expansion Project between the Northern Mariana Islands and Telesource dated July 28, 1998
       10.05 Agreement and Contract for Construction of Two Pre-Engineered Buildings for Tinian Northern Marianas College Campus between the Commonwealth of the Northern Mariana Islands and Telesource CNMI, Inc. dated July 28, 1998*
       10.06 Agreement and Contract for Construction of the New Marpo Well Project between the Commonwealth of the Northern Mariana Islands and Telesource CNMI, Inc. dated October 5, 1999*
       10.07 Agreement between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource CNMI, Inc., Radio Relay Station Subcontract dated January 6, 1997 and Addendum dated August 27, 1998
       10.08 Memorandum of Understanding between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource International, Inc. regarding right of first refusal for certain areas
       10.09 Memorandum of Understanding between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource International, Inc. regarding commission fees
       10.10 Agreement to Supply Series of Doors and Associated Equipment for the United States Department of State for the Construction of Diplomatic Housing in Kuwait between P.W.S. International, Inc., the supplier, and Telesource International, Inc., the contractor, dated August 31, 1999
       10.11 Agreement to Supply Electrical Items for Power Plant Subcontract between Wheeler Power Systems, the subcontractor, and Commsource International, Inc., the contractor, dated June 10, 1998
       10.12 Note Agreement between the Commercial Bank of Kuwait, New York Branch, and Telesource CNMI, Inc. dated August 20, 1998
       10.13 Term Loan Agreement between the Kuwait Real Estate Bank and Telesource CNMI, Inc. dated May 2, 1999*
       10.14 Line of Credit Agreement between the Bank of Hawaii and Telesource CNMI, Inc.*
       10.15 Lease of Tinian Land between the Commonwealth Utilities Corporation and Telesource CNMI, Inc.
       10.16 Employment Contract between K.J. Semikian and Telesource International, Inc.
       10.17 Employment Contract between Nidal Z. Zayed and Telesource International, Inc.
       10.18 Adoption Agreement for Aetna Life Insurance and Annuity Company Standardized 401(k) Profit Sharing Plan and Trust between Aetna
                 Life    Insurance   and   Annuity    Company   and   Commsource
                 International, Inc. dated November 13, 1998
       23.01     Consent of Kingery, Crouse & Hohl, P.A.
       23.02     Consent of independent accountants to Telesource
                 International, Inc. with respect to the use of its December 3 , 1999 Report
       23.03     Consent of Williams Law Group P.A.
       99.01     Form of Sixth Business Service Group Proxy Card*

*  To be filed by Amendment

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